Exhibit 4.3

Execution Version

SENIOR SECURED NOTES INDENTURE
Dated as of September 30, 2020
Among
VAREX IMAGING CORPORATION
THE GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee and Collateral Agent
7.875% SENIOR SECURED NOTES DUE 2027

i

Appendix A	Provisions Relating to Initial Notes and Additional Notes
Exhibit A	Form of Note
Exhibit B	Form of Institutional Accredited Investor Transferee Letter of Representation
Exhibit C	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

INDENTURE, dated as of September 30, 2020, among Varex Imaging Corporation, a Delaware corporation (the “Company”), the Guarantors listed on the signature pages hereto and Wells Fargo Bank, National Association, as Trustee and Notes Collateral Agent.
W I T N E S E T H
WHEREAS, the Company has duly authorized the creation of and issuance of $300,000,000 aggregate principal amount of 7.875% Senior Secured Notes due 2027 (the “Initial Notes”); and
WHEREAS, the Company and the Guarantors have duly authorized the execution and delivery of this Indenture;
NOW, THEREFORE, the Company, the Guarantors and the Trustee and Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.
ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01    Definitions.
“ABL Collateral Agent” means the administrative agent and/or collateral agent under any ABL Credit Agreement.
“ABL Credit Agreement” means that certain credit agreement, dated the Issue Date, among the Company, the Guarantors, the ABL Collateral Agent and the other parties thereto (which may be implemented as a new agreement or an amendment or amendment and restatement of the Company’s existing credit agreement), and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, supplemented, waived, renewed or otherwise modified or replaced from time to time, and/or any other or additional credit facility or facilities or notes or other Indebtedness designated by the Company as an ABL Credit Agreement, or part thereof, from time-to-time.
“ABL Loan Documents” means collectively, the ABL Credit Agreement, the Intercreditor Agreement and the documents governing other ABL Secured Obligations and the security documents related to the foregoing.
“ABL Priority Collateral” means all Collateral not constituting Cash Flow Priority Collateral including, without limitation, the following (and including any assets that, but for Section 552 of the Bankruptcy Code, would be ABL Priority Collateral):
(1)    (a) all accounts receivable, and (b) all other rights to payment arising (with respect to this clause (b)) in a credit-card, debit-card, prepaid-card or other payment-card transaction (other than accounts receivable arising under agreements for sale of Cash Flow

Priority Collateral described in clauses (1) through (4) of the definition of such term to the extent constituting identifiable proceeds of such Cash Flow Priority Collateral);
(2)    all payment intangibles, including all intercompany loans, corporate and other tax refunds (other than any payment intangibles constituting identifiable proceeds of, or in the case of tax refunds, directly related to taxes paid on, Cash Flow Priority Collateral described in clauses (1) through (4) of the definition of such term);
(3)    all inventory;
(4)    [Reserved];
(5)    all real property interests (including fixtures) over which a Lien has been granted pursuant to the terms of the ABL Loan Documents;
(6)    all cash, deposit accounts, securities accounts and commodity accounts (including the cash management accounts, the blocked accounts, the lockbox accounts and the government lockbox accounts) and all cash, cash equivalents and other assets contained in, or credit to, and all securities entitlements arising from, any such deposit accounts, securities accounts or commodity accounts (in each case, other than (x) any identifiable proceeds of Cash Flow Priority Collateral described in clauses (1) through (4) and (8) of the definition of such term and (y) any Asset Sales Proceeds Account);
(7)    all rights to business interruption insurance and (b) all rights to credit insurance which credit insurance relates to any accounts receivable included in clause (1) above (in each case, regardless of whether the ABL Collateral Agent is the loss payee with respect thereto);
(8)    solely to the extent evidencing, governing, securing or otherwise relating to any of the items constituting ABL Priority Collateral under clauses (1) through (7) above, (i) all general intangibles (excluding any intellectual property and capital stock of subsidiaries of the parent borrower, but including contract rights and all rights as consignor or consignee, whether arising by contract, statute or otherwise), (ii) instruments (including promissory notes), (iii) documents (including each warehouse receipt or bill of lading covering any Inventory), (iv) licenses from any Governmental Authority to sell any inventory, (v) chattel paper and (vi) commercial tort claims to the extent not directly arising from the Cash Flow Priority Collateral;
(9)    all collateral and guarantees given by any other person with respect to any of the foregoing, and all other Supporting Obligations (including letter-of-credit rights) with respect to any of the foregoing;
(10)    all books and records to the extent relating to any of the foregoing; and
(11)    all products and proceeds of the foregoing. Notwithstanding the foregoing, the term “ABL Priority Collateral” shall not include any assets referred to in clauses (1) through (4) of the definition of the term “Cash Flow Priority Collateral” (as hereinafter defined);

provided that the ABL Priority Collateral shall not include the Cash Flow Priority Collateral and any Excluded Assets.
“ABL Secured Obligations” means Obligations in respect of the ABL Loan Documents.
“ABL Secured Parties” means the ABL Collateral Agent and the lenders under the ABL Credit Agreement.
“Acquired Debt” means, with respect to any specified Person:
(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Additional Assets” means any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business.
“Additional Cash Flow Obligations” means any Indebtedness secured by a Permitted Lien having pari passu lien priority relative to the Indebtedness Incurred or issued under the Notes with respect to the Collateral; provided that an authorized representative of the holders of Indebtedness shall have executed a joinder to the Intercreditor Agreement and the Security Documents.
“Additional Cash Flow Secured Parties” means any Indebtedness having pari passu lien priority relative to the Indebtedness Incurred or issued under the Notes with respect to the Collateral; provided that an authorized representative of holders of such Indebtedness shall have executed a joinder to the Intercreditor Agreement and the Security Documents.
“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01 and 4.09 of this Indenture (whether or not such Notes have the same CUSIP number or ISIN).
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, with respect to any Note on any Make-Whole Redemption Date, the greater of (i) 1.0% of the then outstanding principal amount of such Note and (ii) the excess of (A) the present value at such Make-Whole Redemption Date of (1) the redemption price of such Note at October 15, 2023 (such redemption price being set forth in the table appearing in Section 3.07(b) of this Indenture), exclusive of accrued interest, plus (2) all scheduled interest payments due on such Note from the Make-Whole Redemption Date through October 15, 2023, computed using a discount rate equal to the Treasury Rate at such Make-Whole Redemption Date, plus 50 basis points over (B) the then outstanding principal amount of such Note.
“Asset Sale” means:
(1)    the sale, lease (other than operating leases), conveyance or other disposition of any assets or rights outside of the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Sections 4.15 and 5.01 of this Indenture and not by Section 4.10 of this Indenture; and
(2)    the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries whether effected pursuant to a Division or otherwise (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
(1)    any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $15.0 million;
(2)    a transfer of assets between or among the Company and its Restricted Subsidiaries;
(3)    an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;
(4)    the sale or lease of products, services or accounts receivable (including at a discount) in the ordinary course of business and any sale or other disposition of damaged, worn-out, negligible, surplus or obsolete assets in the ordinary course of business (including the abandonment of any intellectual property);
(5)    the sale or other disposition of Cash Equivalents;
(6)    a Restricted Payment that does not violate Section 4.07 of this Indenture or is a Permitted Investment;
(7)    a sale and leaseback transaction with respect to any assets within 180 days of the acquisition of such assets;

(8)    any exchange of like-kind property of the type described in Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business; provided that to the extent the property exchanged by the Company or any Restricted Subsidiary constituted Collateral, then all property acquired by the Company or such Restricted Subsidiary in such exchange shall be pledged as Collateral (and with the same priority) as that of the exchanged property as required and provided under the Security Documents;
(9)    the sale or disposition of any assets or property received as a result of a foreclosure by the Company or any of its Restricted Subsidiaries on any secured Investment or any other transfer of title with respect to any secured Investment in default;
(10)    the licensing of intellectual property in the ordinary course of business or in accordance with industry practice;
(11)    the sale, lease, conveyance, disposition or other transfer of the Equity Interests of, or any Investment in, any Unrestricted Subsidiary;
(12)    surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
(13)    leases or subleases to third persons in the ordinary course of business that do not interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries;
(14)    dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Restricted Subsidiary;
(15)    dispositions in connection with Permitted Liens;
(16)    the sale of Equity Interests in joint ventures to the extent required by or made pursuant to, customary buy/sell arrangements entered into in the ordinary course of business between the joint venture parties and set forth in joint venture agreements; and
(17)    the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction.
“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Bank Products” means any one or more of the following types of services or facilities: (a) any treasury or other cash management services, including (i) deposit account, (ii) automated clearing house (“ACH”) origination and other funds transfer, (iii) depository (including cash vault and check deposit), (iv) zero balance accounts and sweep, and other ACH transactions, (v) return items processing, (vi) controlled disbursement, (vii) positive pay, (viii) lockbox, (ix) account reconciliation and information reporting, (x) payables outsourcing, (xi) payroll processing, and (xii) daylight overdraft facilities, (b) card services, including (i) credit card

(including purchasing card and commercial card), (ii) prepaid card, including payroll, stored value and gift cards, (iii) merchant services processing, and (iv) debit card services and (c) (i) letters of credit, guarantees or other credit support provided in respect of trade payables of the Company or any Restricted Subsidiary, in each case issued for the benefit of any bank, financial institution or other person that has acquired such trade payables pursuant to “supply chain” or other similar financing for vendors and suppliers of Company or any Restricted Subsidiary (so long as (x) other than in the case of obligations under Bank Products, such arrangement is unsecured (except as otherwise permitted herein), (y) the terms of such trade payables shall not have been extended in connection with such financing and (z) such Indebtedness represents amounts not in excess of those which the Company or any Restricted Subsidiary would otherwise have been obligated to pay to its vendor or supplier in respect of the applicable trade payables), (ii) customary leasing finance arrangements or (iii) any arrangement pursuant to which by any lender party to Debt Facility under which such Indebtedness was secured or any Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements pursuant to which such Bank Products are provided were entered into) acquires payables owed by Company or any Restricted Subsidiary to its vendor or supplier.
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.
“Board of Directors” means:
(1)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)    with respect to a partnership, the Board of Directors of the general partner of the partnership;
(3)    with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4)    with respect to any other Person, the board or committee of such Person serving a similar function.
“Business Day” means each day that is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or the place of payment.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Captive Insurance Subsidiary” means a Subsidiary established by the Company or any of its Subsidiaries for the sole purpose of insuring the business, facilities and/or employees of the Company and its Subsidiaries.
“Cash Equivalents” means:
(1)    U.S. dollars or, in the case of any Restricted Subsidiary that is a Foreign Subsidiary, any other currencies held from time to time in the ordinary course of business;
(2)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality of the U.S. government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;
(3)    direct obligations issued by any state of the United States of America or any political subdivision of any such state, or any public instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition;
(4)    certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the ABL Credit Agreement or with any domestic commercial bank that has capital and surplus of not less than $500.0 million;

(5)    repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;
(6)    commercial paper having one of the two highest ratings obtainable from Moody’s, S&P or Fitch and, in each case, maturing within 12 months after the date of acquisition;
(7)    Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or an equivalent rating by Fitch) with maturities of 12 months or less from the date of acquisition;
(8)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and
(9)    solely with respect to any Restricted Subsidiary, which is not a Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia, investments of comparable tenor and credit quality to those described in the foregoing clauses (2) through (8) customarily utilized in countries in which such Subsidiary operates for short-term cash management purposes.
“Cash Flow Documents” means collectively, this Indenture, the Notes, the Intercreditor Agreement and the documents governing the Notes and other Additional Cash Flow Obligations and the security documents related to the foregoing.
“Cash Flow Obligations” means the Notes Obligations and any Additional Cash Flow Obligations.
“Cash Flow Priority Collateral” means:
(1)    (x) all intellectual property and (y) all real property interests (including fixtures) over which a Lien has been granted pursuant to the terms of the Cash Flow Documents and has not been granted pursuant to the terms of the ABL Loan Documents;
(2)    all capital stock and (y) other investment property (other than in the case of clause (y) investment property constituting ABL Priority Collateral under clause (4) or (6) of the definition of such term);
(3)    all commercial tort claims to the extent not directly arising from the ABL Priority Collateral and any other commercial tort claims not constituting ABL Priority Collateral;
(4)    all insurance policies relating to Cash Flow Priority Collateral, but, for the avoidance of doubt, excluding business interruption insurance and credit insurance with respect to any accounts receivable constituting ABL Priority Collateral;
(5)    except to the extent constituting ABL Priority Collateral under clause (2), (6) or (7) of the definition of such term, all documents, all general intangibles, all instruments and all letter-of-credit rights;

(6)    all collateral and guarantees given by any other person with respect to any of the foregoing, and all supporting obligations (including letter-of-credit rights) with respect to any of the foregoing;
(7)    all books and records to the extent relating to any of the foregoing;
(8)    all equipment; and
(9)    all products (other than inventory) and the proceeds of the foregoing.
Notwithstanding the foregoing, the term “Cash Flow Priority Collateral” shall not include any assets referred to in clauses (1) through (5) and (9) of the definition of the term “ABL Priority Collateral” without giving effect to the lead-in to the definition of ABL Priority Collateral where it limits ABL Priority Collateral to Collateral not constituting Cash Flow Priority Collateral.
“Cash Flow Secured Parties” means the Notes Secured Parties and any Additional Cash Flow Secured Parties.
“Change of Control” means the occurrence of any of the following:
(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than to the Company or one of its Restricted Subsidiaries;
(2)    the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; provided, however, for purposes of this clause (2), each Person will be deemed to beneficially own any Voting Stock of another Person held by one or more of its Subsidiaries; or
(3)    the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company immediately prior to such transaction, hold securities of the surviving or transferee Person (or in the case of any merger of another Person with or into the Company, hold securities of the Company) that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person (or in the case of any merger of any Person with or into the Company, at least a majority of the aggregate voting power of the Voting Stock of the Company).

“Collateral” means the property subject or purported to be subject to a lien in favor of the Notes Collateral Agent, on behalf of itself, the Trustee and the Holders, under the Security Documents, and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that is subject to a lien in favor of the Notes Collateral Agent, on behalf of itself, the Trustee and the Holders, to secure the Obligations under the Notes, the Guarantees, this Indenture and the Security Documents.
“Collateral Agent” means the ABL Collateral Agent and/or the Notes Collateral Agent.
“Consolidated Adjusted EBITDA” means, with respect to any specified Person for any period (the “Measurement Period”), the Consolidated Net Income of such Person for such period plus, without duplication and to the extent deducted (and not added back or excluded) in determining such Consolidated Net Income, the amounts for such period of:
(1)    the Fixed Charges of such Person and its Restricted Subsidiaries for the Measurement Period; plus
(2)    the consolidated income tax expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus
(3)    the consolidated depreciation expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus
(4)    the consolidated amortization expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus
(5)    other non-cash expenses, charges, impairments or losses for the Measurement Period (but excluding (A) any non-cash charge, expense or loss in respect of amortization of a prepaid cash item that was included in Consolidated Net Income in a prior period and (B) any non-cash charge, expense or loss that relates to the write-down or write-off of inventory or accounts receivable); provided that if any non-cash charges, expenses or losses referred to in this clause (5) represents an accrual or reserve for potential cash items in any future period, (x) the Company may elect not to add back such non-cash charge, expense or loss in the current period and (y) to the extent the Company elects to add back such non-cash charge, expense or loss, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA in such future period to such extent paid; plus
(6)    any non-recurring out-of-pocket fees, expenses or charges for the Measurement Period (including, without limitation, any premiums, make-whole or penalty payments) relating to any offering or issuance of Equity Interests by the Company or merger, recapitalization or acquisition transactions made by the Company or any of its Restricted Subsidiaries, or any Indebtedness incurred or repaid by the Company or any of its Restricted Subsidiaries (in each case, whether or not successful); plus
(7)    all fees paid by the Company pursuant to clauses (7) and (11) of Section 4.11(b) of this Indenture; plus

(8)    Consolidated Net Income attributable to non-controlling interests of a Restricted Subsidiary (less the amount of any mandatory cash distribution with respect to any non-controlling interest other than in connection with a proportionate discretionary cash distribution with respect to the interest held by the Company or any Restricted Subsidiary); plus
(9)    any losses realized upon the disposition of assets outside the ordinary course of business (including any loss realized upon the disposition of any Equity Interests of any Person) and any losses on disposed, abandoned, and discontinued operations (including in connection with any disposal thereof) and any accretion or accrual of discounted liabilities; plus
(10)    other cash expenses incurred during such period in connection with Permitted Investments made pursuant to clause (3) of the definition thereof to the extent that such expenses are reimbursed in cash during such period pursuant to indemnification provisions of any agreement relating to such transaction; plus
(11)    any non-cash costs or expenses, incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; plus
(12)    changes in earn-out, deferred and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, including step-up for fair value of assets, in each case in connection with any acquisitions; plus
(13)    costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives and operating expense reductions, restructuring and similar charges, severance, relocation costs, integration and facilities opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities) in an aggregate amount not to exceed 20% (when taken together with amounts added under clause (14) below) of Consolidated Adjusted EBITDA in such Measurement Period; plus
(14)    pro forma “run rate” cost savings, operating expense reductions and synergies (including post-acquisition price or administration fee increases) related to acquisitions, dispositions and other specified transactions (including, for the avoidance of doubt, acquisitions occurring prior to the Issue Date), restructurings, cost savings initiatives and other initiatives that are reasonably identifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 12 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative in an aggregate amount not to exceed 20% (when taken together with amounts under clause (13) above) of Consolidated Adjusted EBITDA in such Measurement Period; plus

(15)    attorneys’ fees and expenses associated with litigation based on enforcement and defense of the Company’s intellectual property, settlement of disputes related to intellectual property, litigation, customs, duties and tax authorities, and expenses incurred with respect to remediating any matter associated with non-compliance alleged or determined by any tax, accounting or legal authority; plus
(16)    any loss (after any offset) resulting from currency transaction or translation losses and any losses related to currency remeasurements of Indebtedness (including intercompany Indebtedness and foreign currency hedges for currency exchange risk) or associated with the settlement of any swap implemented for hedging purposes; plus
(17)    charges, losses or expenses, to the extent indemnified or insured or reimbursed by a third party to the extent such indemnification, insurance or reimbursement is received in cash or reasonably be expected to be paid within 365 days after the incurrence of such charge, loss or expense to the extent not accrued; minus
(18)    any gains realized upon the disposition of assets outside the ordinary course of business (including any gain realized upon the disposition of any Equity Interests of any Person) and any gains on disposed, abandoned, and discontinued operations (including in connection with any disposal thereof) and any accretion or accrual of discounted liabilities; minus
(19)    any gain (after any offset) resulting from currency transaction or translation gains and any gains related to currency remeasurements of Indebtedness (including intercompany Indebtedness and foreign currency hedges for currency exchange risk) or associated with the settlement of any swap implemented for hedging purposes; minus
(20)    without duplication, the consolidated income tax benefit of such Person and its Restricted Subsidiaries for the Measurement Period; minus
(21)    without duplication, other non-cash items (other than the accrual of revenue in accordance with GAAP consistently applied in the ordinary course of business) increasing Consolidated Net Income for the Measurement Period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period); and
(22)    without duplication, plus unrealized losses and minus unrealized gains in each case in respect of agreements governing Hedging Obligations, as determined in accordance with GAAP.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income attributable to such specified Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
(1)    the Net Income (but not loss, to the extent that such loss has been funded with cash by the Company or a Restricted Subsidiary) of any other Person that is not a Restricted

Subsidiary of such specified Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in Cash Equivalents (or to the extent subsequently converted into Cash Equivalents) to the specified Person or a Restricted Subsidiary of the specified Person in respect of such period;
(2)    solely for purposes of Section 4.07(b)(3)(A) of this Indenture, the Net Income of any Restricted Subsidiary of such specified Person will be excluded to the extent that the declaration or payment of dividends or other distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash to (or to the extent converted into cash by) such Person or a Restricted Subsidiary thereof (subject to provisions of this clause (2)) during such period, to the extent not previously included therein;
(3)    the cumulative effect of a change in accounting principles will be excluded;
(4)    any gains or losses (less all fees, expenses and charges relating thereto) attributable to any sale of assets outside the ordinary course of business, the disposition of any Equity Interests of any Person or any of its Restricted Subsidiaries, or the extinguishment of any Indebtedness, Hedging Obligations or other derivative instruments of such Person or any of its Restricted Subsidiaries, in each case, other than in the ordinary course of business, will be excluded;
(5)    any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, will be excluded;
(6)    any extraordinary, unusual or non-recurring gain or loss, together with any related provision for taxes on such extraordinary, unusual or non-recurring gain or loss, and any non-cash charges, expenses or reserves in respect of any restructuring, redundancy or severance expense will be excluded;
(7)    any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts, will be excluded;
(8)    income or losses attributable to discontinued operations (including, without limitation, operations disposed during such period whether or not such operations were classified as discontinued) and impairments will be excluded; and
(9)    any non-cash charges (i) attributable to applying the purchase method of accounting in accordance with GAAP, (ii) resulting from the application of Accounting

Standards Codification (“ASC”) Topic 350 or ASC Topic 360, and (iii) relating to the amortization of intangibles resulting from the application of ASC Topic 805, will be excluded.
“Convertible Indebtedness” means Indebtedness of the Company (which may be Guaranteed by the Guarantors) permitted to be incurred under the terms hereof that is either (a) convertible into common stock of the Company (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Company and/or cash (in an amount determined by reference to the price of such common stock).
“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02 of this Indenture or such other address as to which the Trustee may give notice to the Company.
“Debt Facilities” means one or more debt facilities (including, without limitation, the ABL Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, indentures, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under the original debt facility or any other credit or other agreement or indenture).
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 of this Indenture as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Designated Noncash Consideration” means any noncash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officer’s Certificate.
“Discharge of Capped ABL Secured Obligations” shall mean the payment in full in cash of ABL Secured Obligations up to the ABL Cap Amount (as such term will be defined in the Intercreditor Agreement).

“Discharge of Capped Cash Flow Obligations” shall mean the payment in full in cash of Cash Flow Obligations up to the First Lien Notes Cap Amount (as such term will be defined in the Intercreditor Agreement).
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 90 days after the date on which the Notes mature. Notwithstanding the preceding sentence, (x) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company or the Subsidiary that issued such Capital Stock to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase such Capital Stock unless the Company would be permitted to do so in compliance with Section 4.07 of this Indenture, (y) any Capital Stock that would constitute Disqualified Stock solely as a result of any redemption feature that is conditioned upon, and subject to, compliance with Section 4.07 of this Indenture shall not constitute Disqualified Stock and (z) any Capital Stock issued to any plan for the benefit of employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or the Subsidiary that issued such Capital Stock in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Division” means the division or allocation of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or    similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia.
“DTC” means The Depository Trust Company.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means a public or private offering of Qualified Capital Stock of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Assets” has the meaning of “Excluded Property” set forth in the Security Agreement.
“Excluded Contributions” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from (i) contributions to its equity capital (other than Disqualified Stock) or (ii) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Equity Interests (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, that are excluded from the calculation set forth in Section 4.07(b)(3) of this Indenture.
“Exercise any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means, except as otherwise provided in the final sentence of this definition:
(1)    the taking by any ABL Secured Party or Cash Flow Secured Party of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the UCC;
(2)    the exercise by any ABL Secured Party or Cash Flow Secured Party of any right or remedy provided to a secured creditor on account of a Lien under any of ABL Loan Documents or Cash Flow Documents, under applicable law, in an insolvency or liquidation proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;
(3)    the taking by any ABL Secured Party or Cash Flow Secured Party of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the proceeds thereof;
(4)    the appointment on an application of an ABL Secured Party or Cash Flow Secured Party of a receiver, receiver and manager or interim receiver of all or part of the Collateral;
(5)    the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale conducted by an ABL Secured Party or Cash Flow Secured Party or any other means permissible under applicable law;
(6)    the exercise of any other right of a secured creditor under Part 6 of Article 9 of the UCC;
(7)    the exercise by any ABL Secured Party or Cash Flow Secured Party of any voting rights relating to any Capital Stock included in the Collateral; and
(8)    the delivery of any claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral in connection with the collection of the ABL Secured Obligations or Cash Flow Obligations after the occurrence of an Event of Default (except, with respect to the lenders under the ABL Credit Agreement, such action shall not be deemed an Exercise of Secured Creditor Remedies if the lenders under the ABL Credit Agreement have not terminated their commitments to the Company and the Guarantors under the ABL Credit Agreement and/or are continuing to make loans and advances to or for the benefit of the Company and the Guarantors).
“Existing Indebtedness” means Indebtedness existing on the Issue Date, other than the Notes and the related Guarantees and obligations under the ABL Credit Agreement.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Company (unless otherwise provided in this Indenture).
“First Lien Notes Enforcement Date” means the date which is 180 days after the ABL Collateral Agent’s receipt of an enforcement notice from the Notes Collateral Agent at any time that an Event of Default exists under the Cash Flow Documents and stating that the Notes Collateral Agent intends to commence the Exercise of Secured Creditor Remedies; provided, however that such 180 day period shall be stayed (x) at any time the Company or any Guarantor shall be subject to any insolvency proceeding and (y) at any time during which the ABL Collateral Agent shall be pursuing any Exercise of Secured Creditor Remedies against all or a material portion of the ABL Priority Collateral.
“Fitch” shall mean Fitch, Inc., and its successors.
“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
(1)    Investments, acquisitions, mergers, consolidations and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, or any Person or any of its Restricted Subsidiaries acquired by, merged or consolidated with the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect, including giving effect to Pro Forma Cost Savings, as if they had occurred on the first day of the four-quarter reference period;
(2)    the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;
(3)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;
(4)    any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;
(5)    any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and
(6)    if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).
For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. For purposes of determining whether any Indebtedness constituting a guarantee may be incurred, the interest on the Indebtedness to be guaranteed shall be included in calculating the Fixed Charge Coverage Ratio on a pro forma basis. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Notwithstanding anything to the contrary herein with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture under a restrictive covenant that does not require compliance with a financial ratio or test (including, without limitation, any Fixed Charge Coverage Ratio test, any Secured Net Leverage Ratio test and any Total Net Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this

Indenture in the same restrictive covenant that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.
“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, net of interest income, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all cash payments made or received pursuant to Hedging Obligations in respect of interest rates, and excluding amortization of deferred financing costs; plus
(2)    any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, but only to the extent that such guarantee or Lien is called upon; plus
(3)    the product of (A) all cash dividends paid on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than to the Company or a Restricted Subsidiary of the Company), in each case, determined on a consolidated basis in accordance with GAAP multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Company and its Restricted Subsidiaries expressed as a decimal; plus
(4)    any Receivables Fees; plus
(5)    the amount of dividends paid by the Company and its Restricted Subsidiaries pursuant to Section 4.07(c)(12) of this Indenture;
excluding the non-cash portion of interest expense resulting from the application of Accounting Standards Codification 470-20 or any similar accounting standard or pronouncement attributable to any Convertible Indebtedness that may be wholly or partially settled in cash.
“Fixed GAAP Date” means the Issue Date; provided that at any time after the Issue Date, the Company may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.
“Fixed GAAP Terms” means (a) the definitions of the terms “Consolidated Adjusted EBITDA,” “Fixed Charges,” “Fixed Charge Coverage Ratio,” “Consolidated Net Income,” “Secured Net Leverage Ratio,” “Total Net Leverage Ratio,” “Indebtedness,” “Secured Indebtedness,” and

“Total Assets,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Company’s election, may be specified by the Company by written notice to the Trustee from time to time; provided that the Company may elect to remove any term from constituting a Fixed GAAP Term.
“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture); provided, however, that lease liabilities and associated expenses recorded by the Company and its Subsidiaries pursuant to ASU 2016-02, Leases, shall not be treated as Indebtedness and shall not be included in consolidated interest expense or Fixed Charges, unless the lease liabilities would have been treated as Capital Lease Obligations under GAAP as in effect prior to the adoption of ASU 2016-02, Leases (in which case such lease liabilities and associated expenses shall be treated as Capital Lease Obligations, and the interest component of such Capital Lease Obligation shall be included in consolidated interest expense and Fixed Charges).
“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States pledges its full faith and credit.
“Grantors” means the Company and the Guarantors that execute the applicable Security Documents.
“Guarantee” means a collective reference or individual reference to the guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.
“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Guarantor” or “Guarantors” means the collective reference to each Restricted Subsidiary of the Company that executes a Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of this Indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1)    interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(2)    other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.
“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. “Incurred” and “Incurrence” shall have like meanings.
“Holder” means a Person in whose name a Note is registered on the Registrar’s books.
“Indebtedness” means, with respect to any specified Person, the principal and premium (if any) of any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(1)    in respect of borrowed money;
(2)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than letters of credit issued in respect of trade payables);
(3)    in respect of banker’s acceptances;
(4)    representing Capital Lease Obligations;
(5)    representing the balance deferred and unpaid of the purchase price of any property or services due more than twelve months after such property is acquired or such services are completed (except any such balance that constitutes a trade payable or similar obligation to a trade creditor); or
(6)    representing the net obligations under any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit, and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Initial Notes” has the meaning set forth in the recitals hereto.
“Intercreditor Agreement” means the intercreditor agreement, dated as of the Issue Date between the Notes Collateral Agent and the ABL Collateral Agent.
“Interest Payment Date” means April 15 and October 15 of each year to stated maturity of the Notes.
“Investment Grade Rating” means a rating equal to or higher than:
(1)    Baa3 (or the equivalent) by Moody’s;
(2)    BBB- (or the equivalent) by S&P; or
(3)    BBB- (or the equivalent) by Fitch,
or, if any two of such entities cease to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any other Rating Agency.
“Investment Grade Rating Event” means the first day on which (a) the Notes have an Investment Grade Rating from two Rating Agencies, (b) no Default with respect to the Notes has occurred and is then continuing under this Indenture and (c) the Company has delivered to the Trustee an Officer’s Certificate certifying as to the satisfaction of the conditions set forth in clauses (a) and (b) of this definition.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(d) of this Indenture. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(d) of this Indenture.
“Issue Date” means September 30, 2020.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, including taxes resulting from the transfer of the proceeds of such Asset Sale to the Company, in each case, after taking into account:
(1)    any available tax credits or deductions and any tax sharing arrangements;
(2)    amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;
(3)    any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP;
(4)    any reserve for adjustment in respect of any liabilities associated with the asset disposed of in such transaction and retained by the Company or any Restricted Subsidiary after such sale or other disposition thereof;
(5)    any distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and
(6)    in the event that a Restricted Subsidiary consummates an Asset Sale and makes a pro rata payment of dividends to all of its stockholders from any cash proceeds of such Asset

Sale, the amount of dividends paid to any stockholder other than the Company or any other Restricted Subsidiary; provided that any net proceeds of an Asset Sale by a Non-Guarantor Subsidiary that are subject to restrictions on repatriation to the Company will not be considered Net Proceeds for so long as such proceeds are subject to such restrictions.
“Non-Guarantor Subsidiaries” means (x) any Unrestricted Subsidiary, (y) any Receivables Subsidiary and (z) any Subsidiary of the Company that does not guarantee the Company’s Obligations under the ABL Credit Agreement or any other Indebtedness of the Company or a Guarantor of $25.0 million or more. The Board of Directors of the Company may designate any Restricted Subsidiary as a Non-Guarantor Subsidiary by filing with the Trustee a certified copy of a resolution of such Board of Directors giving effect to such designation and an Officer’s Certificate certifying as to the applicable clause of the definition of Non-Guarantor Subsidiaries that warrants such designation.
“Notes Collateral Agent” means means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“Notes” means any Notes authenticated and delivered under this Indenture, including the Initial Notes, any Additional Notes that may be issued under a supplemental indenture and Notes to be issued or authenticated upon transfer, replacement or exchange of Notes.
“Notes Obligations” means Obligations in respect of the Notes, this Indenture and the Guarantees.
“Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the Holders of the Notes.
“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided that

Obligations with respect to the Notes shall not include fees or indemnifications in favor of third parties other than the Trustee, the Notes Collateral Agent and the Holders of the Notes.
“Offering Circular” means the confidential offering circular, dated September 25, 2020, relating to the sale of the Initial Notes.
“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company. “Officer” of any Guarantor has a correlative meaning.
“Officer’s Certificate” means a certificate signed on behalf of the Company by one of its Officers, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in this Indenture.
“Opinion of Counsel” means, with respect to any Person, a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to such Person.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Company’s common stock purchased by the Company in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Business” means (i) any business engaged in by the Company or any of its Restricted Subsidiaries on the Issue Date, and (ii) any medical or industrial technology business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries were engaged on the Issue Date.
“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.
“Permitted Investments” means:
(1)    any Investment in (a) the Company or a Guarantor or (b) solely in the case of an Investment by a non-Guarantor Restricted Subsidiary, a Restricted Subsidiary of the Company;
(2)    any Investment in Cash Equivalents;
(3)    any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)    such Person becomes (i) a Guarantor or (ii) solely in the case of an Investment by a non-Guarantor Restricted Subsidiary, a Restricted Subsidiary of the Company (in each case including by means of a Division); or
(b)    such Person, in one transaction or a series of transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets or assets constituting a business unit, a division or line of business of such Person or a facility of such Person to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;
(4)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 of this Indenture;
(5)    any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
(6)    any Investments received in compromise, settlement or resolution of (A) obligations of trade debtors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade debtor or customer, (B) litigation, arbitration or other disputes with Persons who are not Affiliates or (C) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(7)    Investments represented by Hedging Obligations entered into to protect against fluctuations in interest rates, exchange rates and commodity prices;
(8)    any Investment in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(9)    Investments in receivables or other trade payables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;
(10)    Investments in (x) prepaid expenses and negotiable instruments held for collection and (y) lease, utility and workers compensation, unemployment insurance, other social security benefits or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), performance, progress, and similar deposits entered into as a result of the operations of the business in the ordinary course of business;
(11)    obligations of one or more officers or other employees of the Company or any of its Restricted Subsidiaries in connection with such officer’s or employee’s acquisition of shares of Capital Stock of the Company so long as no cash or other assets are paid by the Company or any of its Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;
(12)    loans or advances to and guarantees provided for the benefit of employees and other individual service providers in each case made in the ordinary course of business (including travel, entertainment and relocation expenses) of the Company or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;
(13)    Investments existing as on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing as of the Issue Date (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the Issue Date, of the original Investment so extended, modified or renewed);
(14)    repurchases of the Notes;
(15)    other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed the greater of (a) $30.0 million and (b) 2.7% of Total Assets outstanding at any time; provided, however, that if any Investment pursuant to this clause (15) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (15) for so long as such Person continues to be a Restricted Subsidiary (it being understood that if such Person thereafter ceases to be a Restricted Subsidiary of the Company, such Investment will again be deemed to have been made pursuant to this clause (15));
(16)    Investments, loans and advances to any Captive Insurance Subsidiary in an amount equal to (i) the capital required under the applicable laws or regulations of the jurisdiction in which such Captive Insurance Subsidiary is formed or determined by independent actuaries as prudent and necessary capital to operate such Captive Insurance Subsidiary plus (ii) any reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary;
(17)    guarantees of Indebtedness of the Company or a Restricted Subsidiary permitted under Section 4.09 of this Indenture and performance guarantees in the ordinary course of business;
(18)    Investments in Unrestricted Subsidiaries or joint ventures in an aggregate amount, taken together with all other Investments made after the Issue Date pursuant to this clause (18) that are at that time outstanding, not to exceed the greater of (a) $30.0 million and (b) 2.5%

of Total Assets (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that the amount of Investments deemed to have been made pursuant to this clause (18) at any time shall be reduced by the Fair Market Value of the proceeds actually received by the Company or any Restricted Subsidiary from the subsequent sale, disposition or other transfer of such Investments without giving effect to subsequent changes in value;
(19)    additional Investments; provided that (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) immediately after giving effect to such Investment on a pro forma basis, the Total Net Leverage Ratio does not exceed 3.00 to 1.00;
(20)    Permitted Bond Hedge Transactions which constitute Investments; and
(21)    Investments in non-Guarantor Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made after the Issue Date pursuant to this clause (21), not to exceed $20.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) in any calendar year (with up to $10.0 million of unused amounts in any calendar year being carried forward to the immediately succeeding calendar year).
“Permitted Liens” means:
(1)    Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness in an amount not to exceed the maximum amount of Indebtedness permitted by Section 4.09(b)(1) of this Indenture and Obligations of the Company or any Restricted Subsidiary in respect of any Bank Products provided by any lender party to Debt Facility under which such Indebtedness was secured or any Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements pursuant to which such Bank Products are provided were entered into); provided that (a) if such Liens are secured by Cash Flow Priority Collateral, such Liens on the Cash Flow Priority Collateral must be secured on a junior basis to the Notes and the representative in respect of such obligations must enter into a joinder to the security documents in respect of the ABL Credit Agreement and (b) if such Liens are secured by ABL Priority Collateral, the representative in respect of such obligations must enter into a joinder to the Security Documents;
(2)    Liens in favor of the Company or the Guarantors;
(3)    Liens on property or assets of a Person existing at the time such Person is merged with or into, consolidated with or acquired by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated with or acquired by the Company or such Restricted Subsidiary;
(4)    Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such

Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;
(5)    Liens (including deposits and pledges) to secure the performance of public or statutory obligations, progress payments, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
(6)    Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(4) of this Indenture and any Permitted Refinancing Indebtedness in respect thereof, in each case, covering only the assets acquired, constructed or improved with, financed or re-financed by such Indebtedness;
(7)    Liens existing on the Issue Date (other than Liens described in clause (1) above), plus renewals and extensions of such Liens;
(8)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
(9)    Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, materialmen’s, laborers’, employees’, suppliers’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;
(10)    survey exceptions, title defects, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and any title exceptions contained in title policies in effect as of the Issue Date or title reports or commitments issued in connection with the Collateral prior to the Issue Date;
(11)    Liens created for the benefit of (or to secure) the Notes (or the Guarantees);
(12)    Liens to secure any Permitted Refinancing Indebtedness in respect of Indebtedness secured by Liens permitted by clause (3), (4), (7) or (12) of this definition; provided, however, that:
(a)    the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and
(b)    the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
(13)    other Liens with respect to obligations that do not exceed the greater of (a) $30.0 million and (b) 2.7% of Total Assets at any one time outstanding; provided that if such Liens are secured by Cash Flow Priority Collateral, such Liens on the Cash Flow Priority Collateral must be secured on a pari passu or junior basis to the Notes and, if such Liens are secured by Cash Flow Priority Collateral on a pari passu basis with the Notes, the representative in respect of such obligations must enter into a joinder to the Security Documents, and if such Liens are secured by Cash Flow Priority Collateral on a junior basis to the Notes, the representative in respect of such obligations must enter into a joinder to the security documents in respect of the ABL Credit Agreement;
(14)    security for the payment of workers’ compensation, unemployment insurance, other social security benefits or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) entered into in the ordinary course of business;
(15)    deposits or pledges in connection with bids, tenders, leases and contracts (other than contracts for the payment of money) entered into in the ordinary course of business;
(16)    zoning restrictions, easements, licenses, reservations, provisions, encroachments, encumbrances, protrusion permits, servitudes, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), in each case, not materially interfering with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;
(17)    leases, subleases, licenses or sublicenses of assets (including real property and intellectual property rights) to third parties not interfering in any material respect with the business of the Company or any Restricted Subsidiary;
(18)    Liens securing Hedging Obligations incurred pursuant to Section 4.09(b)(8) of this Indenture;
(19)    Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;
(20)    Liens on the Equity Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligation of such Unrestricted Subsidiary;
(21)    Liens on the assets of Non-Guarantor Subsidiaries securing Indebtedness incurred pursuant to Section 4(b)(13) of this Indenture;

(22)    Liens arising from filing Uniform Commercial Code financing statements regarding leases or precautionary Uniform Commercial Code financings statements or similar filings;
(23)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(24)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(25)    Liens arising out of permitted sale and leaseback transactions;
(26)    Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying government reimbursement program costs and other actions or claims pertaining to the same or related matters or other medical reimbursement programs;
(27)    Liens solely on any cash earnest money deposits made by the Company or any Restricted Subsidiary with any letter of intent or purchase agreement permitted by the terms of this Indenture;
(28)    Liens deemed to exist by reason of (x) any encumbrance or restriction (including put and call arrangements) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement or (y) any encumbrance or restriction imposed under any contract for the sale by the Company or any of its Restricted Subsidiaries of the Equity Interests of any Restricted Subsidiary, or any business unit or division of the business or any Restricted Subsidiary permitted by the terms of this Indenture; provided that in each case such Liens shall extend only to the relevant Equity Interests; and
(29)    Liens on the Collateral securing Indebtedness Incurred pursuant to Section 4.09 of this Indenture, provided that, immediately after giving effect to such Incurrence on a pro forma basis, the Secured Net Leverage Ratio does not exceed 2.25 to 1.00; provided further that such Liens must be secured on a pari passu or junior basis to the Notes, and if such Liens are secured on a pari passu basis with the Notes, the representative in respect of such obligations must enter into a joinder to the Security Documents, and if such Liens are secured on a junior basis to the Notes, the representative in respect of such obligations must enter into an intercreditor agreement satisfactory to the ABL Collateral Agent that subordinates such Liens to the Liens securing the Notes and the Liens securing the ABL Secured Obligations, and provides for at least a 270 day standstill on enforcement.
“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, commissions, discounts and expenses, including premiums, incurred in connection therewith);
(2)    either (a) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged or (b) all scheduled payments on or in respect of such Permitted Refinancing Indebtedness (other than interest payments) shall be at least 91 days following the final scheduled maturity of the Notes;
(3)    if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and
(4)    such Indebtedness is incurred:
(a)    by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
(b)    by any Guarantor if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Guarantor; or
(c)    by any Non-Guarantor Subsidiary if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Non-Guarantor Subsidiary.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Company’s common stock sold by the Company substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Pro Forma Cost Savings” means, with respect to any period, cost savings, operating expense reductions and synergies that are reasonably identifiable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 18 months after the relevant Investment, acquisition, merger, consolidation or disposition, as if all such cost savings, operating expense reductions and synergies in costs had been effected as of the beginning of such period.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.
“Qualified Proceeds” means any of the following or any combination of the following:
(1)    Cash Equivalents;
(2)    the Fair Market Value of assets that are used or useful in the Permitted Business; and
(3)    the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Company or any of its Restricted Subsidiaries of such Capital Stock, such Person becomes a Restricted Subsidiary or such Person is merged or consolidated into the Company or any Restricted Subsidiary;
provided that for purposes of Section 4.07(b)(3) of this Indenture, Qualified Proceeds shall not include Excluded Contributions.
“Rating Agency” means each of S&P, Moody’s or Fitch, or if (and only if) S&P, Moody’s, Fitch or any combination thereof shall not make a rating on the Notes publicly available, a nationally recognized statistical rating organization or organizations, as the case may be, selected by the Company, which shall be substituted for S&P, Moody’s or Fitch, or any combination thereof, as the case may be.
“Record Date” for the interest payable on any applicable Interest Payment Date means April 1 or October 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.
“Replacement Preferred Stock” means any Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace or discharge any Disqualified Stock of the Company or any of its Restricted Subsidiaries (other than intercompany Disqualified Stock); provided that such Replacement Preferred Stock (i) is issued by the Company or by the Restricted Subsidiary who is the Company of the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged, and (ii) does not have an initial liquidation preference in excess of the liquidation preference plus accrued and unpaid dividends on the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged.
“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by such officers and also means, with respect to a particular corporate trust matter, any other officer of employee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. For the avoidance of doubt, unless specified otherwise, references to “Restricted Subsidiaries” shall be Restricted Subsidiaries of the Company.
“S&P” means S&P Global Ratings, a business unit of S&P Global Inc., and any successor to its rating agency business.
“SEC” means the U.S. Securities and Exchange Commission.
“Secured Indebtedness” at any date shall mean the aggregate principal amount of Indebtedness outstanding at such date described in clause (a) of the definition of “Total Net Leverage Ratio” that in each case is then secured by Liens on any property or assets of the Company or any Restricted Subsidiary; provided that the Company may elect to treat Indebtedness under revolving credit commitments as having been incurred at the time the related revolving credit commitment is established, in which case, Secured Indebtedness shall have been deemed to have been incurred at the time such commitment is provided (and shall thereafter be deemed to be outstanding in the amount of such commitment until such commitment is terminated) but not at the time of any drawing thereunder (or replacement thereof to the extent such replacement or refinancing does not increase the amount of such commitment).
“Secured Net Leverage Ratio” shall mean, on any date, the ratio of (a) Secured Indebtedness (minus the amount of unrestricted cash and Cash Equivalents held, on such date, by the Company and the Restricted Subsidiaries on such date, except the proceeds of Indebtedness that is Incurred for which the Secured Net Leverage Ratio is to be calculated and the proceeds of any other Indebtedness Incurred substantially contemporaneously therewith (the aggregate amount of such deduction shall not exceed $50.0 million)) on such date to (b) Consolidated Adjusted EBITDA for the most recent period of four consecutive fiscal quarters of the Company ended prior to such date for which internal financial statements are available, in the case of this clause (b), with such adjustments to Consolidated Adjusted EBITDA for such period as are consistent with those set forth in the definition of Fixed Charge Coverage Ratio.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security Documents” means the Intercreditor Agreement, each joinder or amendment thereto, and all security agreements, pledge agreements, control agreements, collateral assignments, mortgages, deeds of trust, security deeds, deeds to secure debt, hypothecs, collateral agency agreements, debentures or other instruments, pledges, grants or transfers for security or agreements related thereto executed and delivered by the Company or any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Collateral (including, without limitation, financing statements under the UCC) in favor of the Notes Collateral Agent on behalf of the Trustee and the Holders to secure the Notes and the Guarantees, in each case, as amended, modified, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with its terms and terms hereof subject to the terms of the Intercreditor Agreement.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date. For purposes of determining whether an Event of Default has occurred, if any group of Restricted Subsidiaries as to which a particular event has occurred and is continuing at any time would be, taken as a whole, a “Significant Subsidiary” then such event shall be deemed to have occurred with respect to a Significant Subsidiary.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date (or, if later, the date such Indebtedness was originally incurred), and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means, with respect to any specified Person:
(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries as set forth on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries.
“Total Net Leverage Ratio” shall mean, on any date, the ratio of (a) Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date consisting of Indebtedness for borrowed money, Attributable Indebtedness, purchase money debt, unreimbursed amounts under letters of credit (subject to the proviso below) and all guarantees of the foregoing, in each case (except in the case of guarantees) in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition accounting in connection with any acquisition constituting an Investment permitted under this Indenture); minus the amount of unrestricted cash and Cash Equivalents held, on such date, by the Company and the Restricted Subsidiaries on such date, except the proceeds of Indebtedness that is Incurred for which the Total Net Leverage Ratio is to be calculated and the proceeds of any other Indebtedness Incurred substantially contemporaneously therewith (the aggregate amount of such deduction shall not exceed $50.0 million) to (b) Consolidated Adjusted EBITDA for the most recent period of four consecutive fiscal quarters of the Company ended prior to such date for which internal financial statements are available, in the case of this clause (b), with such adjustments to Consolidated Adjusted EBITDA for such period as are consistent with those set forth in the definition of Fixed Charge Coverage Ratio.
“Treasury Rate” means, as of any redemption date, as determined by the Company, the yield to maturity as of such redemption date of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data) or, if earlier, at least two Business Days prior to the date on which a satisfaction and discharge of this Indenture or a defeasance of Notes occurs) most nearly equal to the period from the redemption date to October 15, 2023; provided, however, that if the period from the redemption date to October 15, 2023 is less than one year, the average yield of the most recent five Business Days on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.
“Trustee” means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“UCC” means the Uniform Commercial Code of any applicable jurisdiction.
“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in accordance with Section 4.16 of this Indenture and (2) any Subsidiary of an Unrestricted Subsidiary.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)    the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interest of which (other than directors’ qualifying shares) will at that time be owned by such Person or by one or more Wholly Owned Subsidiaries of such person.
Section 1.02    Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“ASC”	1.01 (Definition of “Consolidated Net Income”)
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Calculation Date”	1.01 (Definition of “Fixed Charge Coverage Ratio”)
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“Dividing Person”	1.01 (Definition of “Division”)
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Expiration Date”	1.05
“FATCA”	13.18
“Fixed Amounts”	1.01 (Definition of “Fixed Charge Coverage Ratio”)
“Guaranteed Obligations”	10.01
“incur”	4.09
“Incurrence Based Amounts”	1.01 (Definition of “Fixed Charge Coverage Ratio”)
“Legal Defeasance”	8.02
“Make-Whole Redemption Date”	3.07
“Measurement Period”	1.01 (Definition of “Consolidated Adjusted EBITDA”)
“Note Register”	2.03
“Paying Agent”	2.03
“PDF”	13.16
“Payment Default”	6.01
“Permitted Debt”	4.09
“Qualified Reporting Subsidiary”	4.04
“Registrar”	2.03
“Restricted Payments”	4.07
“Reversion Date”	4.13
“Suspended Covenants”	4.13
“Suspension Date”	4.13
“Suspension Period”	4.13
“Temporary Notes”	2.10

Section 1.03    Rules of Construction.
Unless the context otherwise requires:
(1)    a term defined in Sections 1.01 or 1.02 of this Indenture shall have the meaning assigned to it herein;
(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(3)    “or” is not exclusive;
(4)    words in the singular include the plural, and words in the plural include the singular;
(5)    provisions apply to successive events and transactions;
(6)    unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;
(7)    the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;
(8)    “including” means “including without limitation”;
(9)    references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
(10)    unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture; and
(11)    in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Company may classify such transaction as it, in its sole discretion, determines.
Section 1.04    Trust Indenture Act.
This Indenture is not qualified under, and, does not incorporate or include any of the provisions of, the Trust Indenture Action of 1939, as amended.
Section 1.05    Acts of Holders.
(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 of this Indenture) conclusive in favor of the Trustee, the Company and the Guarantors, if made in the manner provided in this Section 1.05.
(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by a signer in a capacity other than an individual capacity, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee and the Company deem sufficient.
(c)    The ownership of Notes shall be proved by the Note Register.
(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Company or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.
(e)    The Company may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on or consent to any action authorized or permitted to be taken by Holders; provided that the Company may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) below. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation or vote. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 12.02 of this Indenture.
(f)    The Trustee may set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01 of this Indenture, (2) any declaration of acceleration referred to in Section 6.02 of this Indenture, (3) any direction referred to in Section 6.05 of this Indenture or (4) any request to pursue a remedy as permitted in Section 6.06 of this Indenture. If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company and to each Holder in the manner set forth in Section 12.02 of this Indenture.
(g)    Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.
(h)    Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.
(i)    The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.
(j)    With respect to any record date set pursuant to this Section 1.05, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder in the manner set forth in Section 12.02 of this Indenture, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.05, the party hereto which set such record date shall be deemed to have initially designated the 90th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).
ARTICLE 2
THE NOTES
Section 2.01    Form and Dating; Terms.
(a)    Provisions relating to the Initial Notes, Additional Notes and any other Notes issued under this Indenture are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
(b)    The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.
The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
The Notes shall be subject to repurchase by the Company pursuant to an Asset Sale Offer as provided in Section 4.10 of this Indenture or a Change of Control Offer as provided in Section 4.15 of this Indenture, and otherwise as not prohibited by this Indenture. The Notes shall not be redeemable, other than as provided in Article 3.
Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first Interest Payment Date and the first date from which interest will accrue) as the Initial Notes; provided that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under this Indenture and will have a separate CUSIP number and ISIN from the Initial Notes; provided, further, that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.09 of this Indenture. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.
Section 2.02    Execution and Authentication.
(a)    At least one Officer shall execute the Notes on behalf of the Company by manual, electronic or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.
(b)    A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual or electronic signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.
(c)    The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders, the Company or an Affiliate of the Company.
(d)    The Trustee shall authenticate upon a written order of the Company signed by one Officer of the Company (an “Authentication Order”) (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $300,000,000, (ii) subject to the terms of this Indenture, Additional Notes and (iii) any Unrestricted Global Notes issued in exchange for any of the foregoing in accordance with this Indenture. Such Authentication Order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Unrestricted Global Notes.
Section 2.03    Registrar and Paying Agent.
(a)    The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this

Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.
(b)    The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes. The Company initially appoints the Trustee to act as Paying Agent and Registrar for the Notes and to act as custodian with respect to the Global Notes.
Section 2.04    Paying Agent to Hold Money in Trust.
The Company shall, no later than 11:00 a.m. (New York City time) on each due date for the payment of principal, premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of its action or failure so to act. The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, a Paying Agent shall have no further liability for the money. If the Company or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.
Section 2.05    Holder Lists.
The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.
Section 2.06    Transfer and Exchange.
(a)    The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.
(b)    To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 of this Indenture or at the Registrar’s request.

(c)    No service charge shall be imposed in connection with any registration of transfer or exchange (other than pursuant to Section 2.07 of this Indenture), but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.10, 4.15 and 9.05 of this Indenture). Holders shall be required to pay all taxes due on transfer or exchange. The transferor shall also provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility whatsoever to verify or ensure the accuracy of such information.
(d)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(e)    Neither the Company nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 of this Indenture and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption, or tendered for repurchase (and not withdrawn) in connection with a Change of Control Offer or an Asset Sale Offer, in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part or (3) to register the transfer of or to exchange any Note between a Record Date and the next succeeding Interest Payment Date.
(f)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the Record Date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.
(g)    Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.02 of this Indenture, the Company shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.
(h)    At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Appendix A.

(i)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.
Section 2.07    Replacement Notes.
If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. If required by the Trustee or the Company, an indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge the Holder for the expenses of the Company and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.
Section 2.08    Outstanding Notes.
(a)    The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 of this Indenture, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.
(b)    If a Note is replaced pursuant to Section 2.07 of this Indenture, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.
(c)    If the principal amount of any Note is considered paid under Section 4.01 of this Indenture, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.
(d)    If a Paying Agent (other than the Company, a Restricted Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any repurchase date, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09    Treasury Notes.
In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any obligor upon the Notes or any Affiliate of the Company or of such other obligor.
Section 2.10    Temporary Notes.
Until Definitive Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes (“Temporary Notes”). Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for Temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes in exchange for Temporary Notes. Holders and beneficial holders, as the case may be, of Temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.
Section 2.11    Cancellation.
The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee for cancellation any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes shall, upon the written request of the Company, be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.12    Defaulted Interest.
(a)    If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 of this Indenture. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Company of such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed or delivered by electronic transmission in accordance with the applicable procedures of the Depositary, to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.
(a)    Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.
Section 2.13    CUSIP and ISIN Numbers.
The Company in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP or ISIN numbers in notices of redemption, exchange or repurchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption, exchange or repurchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption, exchange or repurchase shall not be affected by any defect in or omission of such numbers. The Company shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP or ISIN numbers.
ARTICLE 3
REDEMPTION
Section 3.01    Notices to Trustee.
If the Company elects to redeem Notes pursuant to Section 3.07 of this Indenture, it shall furnish to the Trustee, at least five Business Days before notice of redemption is required to be mailed or transmitted or caused to be mailed or transmitted to Holders pursuant to Section 3.03 of this Indenture (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a redemption date, an Officer’s Certificate setting forth (a) the paragraph or subparagraph of such Note or Section of this Indenture pursuant to which the redemption shall occur, (b) the redemption date, (c) the principal amount of the Notes to be redeemed and (d) the redemption price, if then ascertainable.
Section 3.02    Selection and Notice.

(a)    If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption in accordance with DTC’s requirements, or by lot on a pro rata basis if in physical or certificated form, unless otherwise required by law or the requirements of the principal securities exchange, if any, on which the Notes are listed.
(b)    No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be transmitted at least ten but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address, except that redemption notices may be transmitted more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.
(c)    If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions of Notes called for redemption unless the Company defaults in the payment of the redemption price or the applicable notice of redemption is conditional and the conditions are not satisfied or waived.
Section 3.03    Notice of Redemption.
(a)    The Company shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed or delivered by electronic transmission in accordance with the applicable procedures of the Depositary, notices of redemption at least ten but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be transmitted more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge.
(b)    The notice shall identify the Notes to be redeemed (including CUSIP and ISIN number, if applicable) and shall state:
(a)    the redemption date;
(b)    the redemption price, including the portion thereof representing any accrued and unpaid interest; provided that in connection with a redemption under Section 3.07(a) of this Indenture, the notice need not set forth the redemption price but only the manner of calculation thereof;
(3)    if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;
(4)    the name and address of the Paying Agent;

(5)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(6)    that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;
(7)    the paragraph or subparagraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;
(8)    that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and
(9)    if applicable, any condition to such redemption.
(c)    At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided that the Company shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b) of this Indenture.
Section 3.04    Effect of Notice of Redemption.
Once a notice of redemption is transmitted or mailed in accordance with Section 3.03 of this Indenture, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, except as otherwise set forth in this Section 3.04. Notice of any redemption of the Notes in connection with a transaction or an event (including an Equity Offering, an incurrence of Indebtedness or a Change of Control) may, at the Company’s discretion, be given prior to the completion or the occurrence thereof and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event. In addition, if such redemption is subject to the satisfaction (or waiver by the Company) of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was delivered) as any or all conditions shall be satisfied (or waived), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In the case of such delay or rescission, the Company shall provide written notice to the Trustee prior to the close of business two Business Days prior to the date of redemption and a written request to the Trustee to promptly provide such notice to each Holder. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Section 3.05    Deposit of Redemption or Purchase Price.
(a)    No later than 11:00 a.m. (New York City time) on the redemption or purchase date (or such later time as such date to which the Trustee may reasonably agree), the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Holder of record on such Record Date. The Paying Agent shall promptly mail to each Holder whose Notes are to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.
(b)    If the Company complies with the provisions of Section 3.05(a) of this Indenture, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date in respect of such Note will be paid on such redemption or purchase date to the Person in whose name such Note is registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with Section 3.05(a) of this Indenture, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and, to the extent lawful, on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 of this Indenture.
Section 3.06    Notes Redeemed or Purchased in Part.
Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same Indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
Section 3.07    Optional Redemption.
(a)    At any time prior to October 15, 2023, the Company may, on any one or more occasions, redeem up to 30% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) at a redemption price of 107.875% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company (in each case, other than Excluded Contributions), in each case, received after the Issue Date; provided that (1) at least

70% of the aggregate principal amount of Notes originally issued under this Indenture (including any Additional Notes but excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering or equity contribution.
(b)    On or after October 15, 2023, the Company may redeem all or a part of the Notes upon not less than ten nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the 12month period beginning on October 15 of the years indicated below subject to the rights of Holders of Notes on the relevant Record Date to receive interest on the relevant Interest Payment Date:

Year	Percentage
2023	105.906%
2024	103.938%
2025	101.969%
2026 and thereafter	100.000%

(c)    Prior to October 15, 2023, the Company may also redeem all or any portion of the Notes upon not less than ten nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption (a “Make-Whole Redemption Date”).
(d)    In addition, prior to October 15, 2023, the Company may redeem during each calendar year commencing with the calendar year in which the Issue Date occurs up to 10.0% of the aggregate principal amount of the Notes, at its option, from time to time at a redemption price equal to 103.0% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).
(e)    Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
(f)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of this Indenture.
Section 3.08    Redemption for Changes in Taxes
(a)    The Company may redeem the Notes, in whole but not in part, at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders (with a copy to the Trustee) (which notice will be irrevocable and given in accordance with the procedures described in Section 3.02 of this Indenture), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Company for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and that will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders on the relevant Record Date to receive interest due on an Interest Payment Date that is prior to the Tax Redemption Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Company or any Guarantor is or would be required to pay Additional Amounts, and the Company or the relevant Guarantor (but, in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Company or another Guarantor without the obligation to pay Additional Amounts) cannot avoid any such payment obligation taking reasonable measures available (provided that changing the jurisdiction of the Company is not a reasonable measure for purposes of this Section 3.08, and that changing the jurisdiction of a paying agent is a reasonable measure), as a result of:
(i)    any change in, or amendment to, the laws (or any regulations, protocols or rulings promulgated thereunder) of the relevant Tax Jurisdiction affecting taxation which change or amendment has not been publicly announced in writing by the applicable governmental authority before and which becomes effective on or after September 25, 2020 (or, if the relevant Tax Jurisdiction was not a Tax Jurisdiction on the Issue Date, the date on which such Tax Jurisdiction became a Tax Jurisdiction under this Indenture); or
(ii)    any change in, or amendment to, the existing official written position or the introduction of a written official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change or amendment has not been publicly announced in writing by the applicable governmental authority before and which becomes effective on or after September 25, 2020 (or, if the relevant Tax Jurisdiction was not a Tax Jurisdiction on the Issue Date, the date on which such Tax Jurisdiction became a Tax Jurisdiction under this Indenture).
(b)    The Company will not give any such notice of redemption earlier than 90 days prior to the earliest date on which the Company or the relevant Guarantor would be obligated to make such payment or withholding (if a payment in respect of the Notes or the Guarantees were then due) and unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.
(c)    Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Company will deliver the Trustee an Opinion of Counsel to the effect that there has been such change or amendment which would entitle the Company to redeem the Notes hereunder. In addition, before the Company publishes or mails notice of redemption of the Notes as described above, it will deliver to the Trustee an Officer’s Certificate to the effect that the obligation to pay Additional Amounts cannot be avoided by the Company or the relevant Guarantor (but, in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Company or another Guarantor without the obligation to pay Additional Amounts) taking reasonable measures available to it.
(d)    The Trustee will accept and may conclusively rely on such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders.
Section 3.09    Mandatory Redemption.
Other than with respect to Section 4.10(b), the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
ARTICLE 4
COVENANTS
Section 4.01    Payment of Notes.
(a)    The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Restricted Subsidiary thereof, holds on the due date money deposited by or on behalf of the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.
(b)    The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.
Section 4.02    Maintenance of Office or Agency.
(a)    The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company and the Guarantors in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
(b)    The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
(c)    The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 of this Indenture.
Section 4.03    Taxes.
The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except (a) such as are being contested in good faith and by appropriate negotiations or proceedings or (b) where the failure to effect such payment is not adverse in any material respect to the Holders.
Section 4.04    Reports.
(a)    So long as any Notes are outstanding, the Company will furnish to the Trustee and the Holders:
(1)    within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual financial statements of the Company substantially in the form that would be required to be contained in a filing with the SEC on Form 10-K (or required in such successor or comparable form), if the Company were required to file such form, together with a report thereon by the Company’s independent registered public accounting firm, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” that is substantially consistent with the presentation thereof included in the Offering Circular;
(2)    within the time period specified in the SEC’s rules and regulations for non-accelerated filers (solely with respect to the first three fiscal quarters of each fiscal year), all quarterly financial statements of the Company substantially in the form that would be required to be contained in a filing with the SEC on Form 10-Q (or required in such successor or comparable form), in accordance with the requirements of such Form 10-Q as of the Issue Date, if the Company were required to file such form, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and
(3)    promptly from time to time after the occurrence of an event required to be therein reported, such other information containing substantially the same information that would be required to be contained in filings with the SEC on Form 8-K (or required in such successor or comparable form), under Items:
•1.01 (Entry into a Material Definitive Agreement);
•1.03 (Bankruptcy or Receivership);
•2.01 (Completion of Acquisition or Disposition of Assets);

•2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant);
•2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement);
•4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review);
•5.01 (Changes in Control of Registrant);
•5.02(a)(1) (Resignation of Director due to Disagreement with Registrant);
•5.02(c)(1) (Name and Position of Newly Appointed Officer and Date of Appointment); and
•5.03(b) (Changes in Fiscal Year),
if the Company were required to file such reports; provided, however, that no such Form 8-K report will be required to be furnished if the Company determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial position or prospects of the Company and its Restricted Subsidiaries, taken as a whole, or if the Company determines in its good faith judgment that such disclosure would otherwise cause material competitive harm to the business, assets, operations, financial position or prospects of the Company and its Restricted Subsidiaries, taken as a whole.
(b)    With respect to the reports required to be furnished by clause (a) above:
(1)    no such reports referenced under clause (a)(3) above will be required to include as an exhibit or summary of terms of, any employment or compensatory arrangement agreement, plan or understanding between the Company or any of its Subsidiaries and any director, manager or executive officer, of the Company or any of its Subsidiaries;
(2)    in no event will such reports be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC;
(3)    in no event will such reports be required to comply with Item 302 of Regulation S-K promulgated by the SEC;
(4)    in no event will such reports be required to comply with Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC or contain separate financial statements for the Company or the Guarantors;
(5)    in no event will such reports be required to comply with Item 601 of Regulation S-K promulgated by the SEC (with respect to exhibits) or, with respect to reports referenced in clause (a)(3) above, to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K;

(6)    trade secrets and other confidential information that is competitively sensitive in the good faith and reasonable determination of the Company may be excluded from any disclosures;
(7)    to the extent that the Company is not a reporting company under the Exchange Act, in no event will such reports be required to be presented in compliance with the requirements of the Public Company Accounting Oversight Board; and
(8)    in no event will such reports contain compensation or beneficial ownership information.
(c)    [Reserved].
(d)    In addition, notwithstanding the foregoing, the financial statements, information, auditors’ reports and other documents and information required to be provided pursuant to clause (a) above may be, rather than those of the Company, those of (a) any predecessor or successor of the Company or (b) any Wholly Owned Subsidiary which is a Restricted Subsidiary of the Company that, together with its consolidated Subsidiaries, constitutes substantially all of the assets of the Company and its consolidated Subsidiaries (“Qualified Reporting Subsidiary”); provided that, if the financial information required to be provided pursuant to clause (a) above relates to such Qualified Reporting Subsidiary of the Company, such financial information will be accompanied by consolidating information (which need not be audited) that explains in reasonable detail (in the good faith judgment of the Company) the differences between the information relating to such Qualified Reporting Subsidiary, on the one hand, and the information relating to the Company and its Subsidiaries on a stand-alone basis, on the other hand. If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary of the Company, then the annual and quarterly financial information required by the preceding paragraphs shall include a reasonably detailed presentation, as determined in good faith by senior management of the Company, either on the face of the financial statements or in the footnotes to the financial statements and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.
(e)    During any period that the Company has not filed the corresponding reports referred to in clause (a) above with the SEC via the EDGAR filing system (or any successor system), the Company will make available such information and such reports to the Trustee, any Holder and, upon request, to any beneficial owner of the Notes, in each case by posting such information on its website, on Intralinks, SyndTrak, ClearPar or any comparable password-protected online data system that will require a confidentiality acknowledgment, and will make such information readily available to any Holder, any bona fide prospective investor in the Notes (which prospective investors will be limited to “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act that certify their status as such to the reasonable satisfaction of the Company), any bona fide securities analyst (to the extent providing analysis of investment in the Notes to investors and prospective investors therein) or any bona fide market maker in the Notes who agrees to treat such information as confidential or accesses such information on Intralinks SyndTrak, ClearPar or any comparable password-protected online data system that will require a confidentiality acknowledgment; provided that the Company may deny access to any competitively-sensitive information otherwise to be provided pursuant to this clause (e) to any such Holder, prospective investor, security analyst or market maker that is a competitor of the Company and its Subsidiaries, or an affiliate of such a competitor (other than any affiliate that is a bona fide bank debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or investment vehicle engaged in the business of investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course (and not organized primarily for the purpose of making equity investments)) to the extent that the Company determines in good faith that the provision of such information to such Person would be competitively harmful to the Company and its Subsidiaries; provided, further, that such Holders, prospective investors, security analysts or market makers will agree to (1) treat all such reports (and the information contained therein) and information as confidential, (2) not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Notes and (3) not publicly disclose or distribute any such reports (and the information contained therein).
(f)    In addition, to the extent not satisfied by the reports required by this Section 4.04 or otherwise made publicly available by the Company, the Company will furnish to Holders thereof and prospective investors in the Notes, upon their request, the information, if any, required to be delivered pursuant to Rule 144A(d)(4) (or any successor provision) under the Securities Act.
(g)    The Company will be deemed to have furnished the reports referred to in clause (a) above if the Company has filed the corresponding reports containing such information with the SEC via the EDGAR filing system (or any successor system).
(h)    The Company will furnish to the Notes Collateral Agent, on a quarterly basis, written notice of any change in the (1) legal name, (2) jurisdiction of organization or formation or (3) identity or corporate structure of the Company or any Guarantor. Promptly thereafter, the Company and the Guarantors will make all filings under the UCC and any other applicable laws so that the Lien of the Notes Collateral Agent remains perfected at all times following such change with the same priority as immediately prior to such change.
(i)    It is understood that neither the Trustee nor the Notes Collateral Agent shall have any obligation whatsoever to determine whether or not such information, documents or reports have been posted on the Company’s website or filed with the SEC or filed under the UCC or any other applicable laws. The posting or delivery of any such reports, information and documents to the Trustee and the Notes Collateral Agent is for informational purposes only and the Trustee’s and the Notes Collateral Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).
Section 4.05    Compliance Certificate.

(a)    The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).
(b)    So long as any of the Notes are outstanding, the Company shall deliver to the Trustee, within 30 days upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.
Section 4.06    Stay, Extension and Usury Laws.
The Company and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07    Restricted Payments.
(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)    declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); provided that the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of a Restricted Subsidiary of the Company shall not constitute a Restricted Payment;

(2)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;
(3)    make any payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or
(4)    make any Restricted Investment;
(All such payments and other actions set forth in these clauses (1) through (4) of this Section 4.07(a) are collectively referred to as “Restricted Payments”).

(b)    Notwithstanding clause (a) above, the Company and its Restricted Subsidiaries shall be permitted to make Restricted Payments if at the time of and after giving effect to such Restricted Payment:
(1)    no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
(2)    the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) of this Indenture; and
(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (11), (12), (13), (14), (15) and (16) of Section 4.07(c) of this Indenture), is less than the sum, without duplication, of:
(A)    50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter in which the Issue Date occurs, to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B)    100% of the aggregate Qualified Proceeds received by the Company since the Issue Date as a contribution to its equity capital (other than Disqualified Stock) or from the issue or sale of Equity Interests of the Company (other than any Permitted Warrant Transaction, Disqualified Stock, Excluded Contributions and Qualified Proceeds applied in accordance with Section 4.07(c)(7)(A) of this Indenture) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company) that have been converted into or exchanged for such Equity Interests (other than Disqualified Stock); plus
(C)    an amount equal to the net reduction in Investments by the Company and its Restricted Subsidiaries resulting from (x) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of any Restricted Investment that was made after the Issue Date (other than Section 4.07(c)(16) of this Indenture) and (y) repurchases, redemptions and repayments of such Restricted Investments and the receipt of any dividends or distributions from such Restricted Investments to the extent not otherwise included in Consolidated Net Income; plus
(D)    to the extent that any Unrestricted Subsidiary of the Company was or is redesignated as a Restricted Subsidiary after the Issue Date, an amount equal to the Fair Market Value of the Company’s interest in such Subsidiary immediately prior to such redesignation; plus
(E)    in the event the Company and/or any Restricted Subsidiary of the Company makes any Restricted Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the Company, an amount equal to the existing Investment of the Company and/or any of its Restricted Subsidiaries in such Person that was previously treated as a Restricted Payment (other than Section 4.07(c)(16) of this Indenture).
(c)    Section 4.07(a) of this Indenture shall not prohibit:
(1)    the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;
(2)    the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.07(b)(3)(B) of this Indenture;
(3)    the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness, or from the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.07(b)(3)(B) of this Indenture;
(4)    the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company which Disqualified Stock was issued after the Issue Date in accordance with Section 4.09 of this Indenture;
(5)    the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of the Company or any Restricted Subsidiary of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of Replacement Preferred Stock that is permitted to be incurred pursuant to Section 4.09 of this Indenture;
(6)    the payment of any dividend (or any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;
(7)    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director, employee or consultant (or their estates or beneficiaries under their estates) of the Company or any of its Restricted Subsidiaries upon such Person’s death, disability, retirement or termination of employment; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any fiscal year (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over to subsequent fiscal years subject to a maximum of $40.0 million in any fiscal year); provided, further, that such amount in any fiscal year may be increased by an amount not to exceed:
(A)    the cash proceeds from the sale of Equity Interests of the Company to members of management, directors or consultants of the Company or any of its Subsidiaries that occurred or occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.07(b)(3)(B) of this Indenture, and excluding Excluded Contributions, plus

(B)    the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date, less
(C)    the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (7);
(8)    the repurchase of Equity Interests deemed to occur upon the exercise of options, rights or warrants or upon vesting of common stock, in each case, to the extent such Equity Interests represent a portion of the exercise price of those options, rights, warrants or common stock;
(9)    the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Guarantee with any Excess Proceeds that remain after consummation of an Asset Sale Offer;
(10)    so long as no Default has occurred and is continuing or would be caused thereby, after the occurrence of a Change of Control and the completion of the offer to repurchase the Notes pursuant to Section 4.15 of this Indenture (including the purchase of the Notes tendered), any purchase or redemption of Indebtedness that is contractually subordinated to the Notes or to any Guarantee required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus any accrued and unpaid interest;
(11)    cash payments in lieu of fractional shares issuable as dividends on common stock or preferred stock, upon the exercise of stock options, warrants, other securities convertible into or exchangeable for Equity Interests or upon the conversion of any convertible debt securities of the Company or any of its Restricted Subsidiaries;
(12)    Investments that are made with Excluded Contributions;
(13)    distributions or payments of Receivables Fees;
(14)    the making of cash payments in connection with any conversion of Convertible Indebtedness in an aggregate amount since the date of this Indenture not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by the Company or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;
(15)    (a) any payments in connection with a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the Company’s common stock upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common stock upon any early termination thereof;

(16)    so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount since the Issue Date not to exceed the greater of (a) $30.0 million and (b) 2.7% of Total Assets; and
(17)    additional Restricted Payments; provided that (x) no Event of Default has occurred and is continuing or would result therefrom and (y) on a pro forma basis after giving effect to any such Restricted Payment pursuant to this clause (17), the Total Net Leverage Ratio would not exceed 3.00 to 1.00.
(d)    The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.07 will, if the fair market value thereof exceeds $25.0 million, be determined by the Board of Directors of the Company.
(e)    For purposes of determining compliance with the provisions of this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, the Company, in its sole discretion, may order and classify, and from time to time may reorder and reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of any such reclassification.
Section 4.08    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1)    pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;
(2)    make loans or advances to the Company or any of its Restricted Subsidiaries; or
(3)    sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.
(b)    Section 4.08(a) of this Indenture shall not apply to encumbrances or restrictions existing under or by reason of:
(1)    agreements governing Existing Indebtedness and the ABL Credit Agreement as in effect on the Issue Date;

(2)    this Indenture, the Notes, the Guarantees, the Security Documents and the Intercreditor Agreement;
(3)    applicable law, rule, regulation or order;
(4)    any instrument or agreement governing Indebtedness or Capital Stock of a Restricted Subsidiary acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or any of its Subsidiaries, or the property or assets of the Person or any of its Subsidiaries, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;
(5)    customary non-assignment provisions in contracts, leases, subleases, licenses and sublicenses entered into in the ordinary course of business;
(6)    customary restrictions in leases (including capital leases), security agreements or mortgages or other purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property purchased or leased of the nature described in Section 4.08(a)(3) of this Indenture;
(7)    any agreement for the sale or other disposition of all or substantially all the Capital Stock or the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;
(8)    any instrument or agreement governing Permitted Refinancing Indebtedness; provided that the restrictions contained therein are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
(9)    Liens permitted to be incurred under Section 4.12 of this Indenture that limit the right of the debtor to dispose of the assets subject to such Liens;
(10)    provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;
(11)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(12)    customary provisions imposed on the transfer of copyrighted or patented materials;

(13)    customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;
(14)    contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary of the Company in any manner material to the Company or any Restricted Subsidiary of the Company;
(15)    agreements relating to Hedging Obligations;
(16)    restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary of the Company or any of their businesses;
(17)    any instrument or agreement governing Indebtedness or preferred stock (i) of any Non-Guarantor Subsidiary and (ii) of the Company or any Restricted Subsidiary that is incurred or issued subsequent to the Issue Date and not in violation of Section 4.09 of this Indenture; provided that (x) in the case of preferred stock and Indebtedness that is not secured by any Permitted Liens, such encumbrances and restrictions are not materially more restrictive in the aggregate than the restrictions contained in this Indenture and (y) in the case of Indebtedness secured by Permitted Liens, are not materially more restrictive in the aggregate than the restrictions contained in the ABL Credit Agreement; and
(18)    any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in clauses (1), (2), (4) through (15) and (17) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are in the good faith judgment of the Company’s Board of Directors, whose determination shall be conclusive, not materially more restrictive, taken as a whole, than those restrictions contained in the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in clauses (1), (2), (4) through (15) and (17) above, as applicable prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Section 4.09    Incurrence of Indebtedness and Issuance of Disqualified Stock.
(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company or any Restricted Subsidiary may incur Indebtedness

(including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that the aggregate principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors pursuant to this paragraph shall not exceed $10.0 million.
(b)    Section 4.09(a) of this Indenture will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following items of Disqualified Stock or preferred stock (collectively, “Permitted Debt”):
(1)    the incurrence by the Company and/or any Guarantor (and the Guarantee thereof by the Guarantors) of Indebtedness under the ABL Credit Agreement and other Debt Facilities entered into after the Issue Date in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed (except as permitted by the definition of “Permitted Refinancing Indebtedness”) an amount equal to $125.0 million;
(2)    the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;
(3)    the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Guarantees;
(4)    the incurrence or issuance by the Company or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations), Disqualified Stock or preferred stock, in each case, incurred or issued for the purpose of financing all or any part of the purchase price or cost of design, construction, lease, installation or improvement of any fixed or capital assets and any Indebtedness assumed by the Company or any of its Restricted Subsidiaries in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, in an aggregate principal amount, including all Permitted Refinancing Indebtedness (except as permitted by the definition of “Permitted Refinancing Indebtedness”) and Replacement Preferred Stock (except as permitted by the definition of “Replacement Preferred Stock”) incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $30.0 million and (b) 2.5% of Total Assets and at any time outstanding;
(5)    the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness or Replacement Preferred Stock in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) or any Disqualified Stock or preferred stock that was permitted by this Indenture to be incurred under Section 4.09(a) of this Indenture or clauses (2), (3), (4), (5), (13), (15) or (17) of this Section 4.09(b);
(6)    the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:
(A)    if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company or the Guarantee, in the case of a Guarantor, except to the extent such subordination would violate any applicable law, rule or regulation; and
(B)    any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute a new incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, which new incurrence is not permitted by this clause (6);
(7)    the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:
(A)    any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and
(B)    any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,
(C)    will be deemed, in each case, to constitute a new issuance of such preferred stock by such Restricted Subsidiary which new issuance is not permitted by this clause (7);
(8)    the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;
(9)    the guarantee:
(A)    by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to the Notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed; and
(B)    by any Non-Guarantor Subsidiary of Indebtedness of a Non-Guarantor Subsidiary;
(10)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, letters of credit, performance bonds, surety bonds, appeal bonds or other similar bonds in the ordinary course of business; provided, however, that upon the drawing of letters of credit for reimbursement obligations, including with respect to workers’ compensation claims, or the incurrence of other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, such obligations are reimbursed within 30 days following such drawing or incurrence;
(11)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five Business Days;
(12)    the incurrence of Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, holdback, contingency payment obligations or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of the Company or any Restricted Subsidiary;
(13)    the incurrence of Indebtedness or the issuance of any Disqualified Stock or preferred stock by any Non-Guarantor Subsidiary in an aggregate principal amount, including all Permitted Refinancing Indebtedness (except as permitted by the definition of “Permitted Refinancing Indebtedness”) and Replacement Preferred Stock (except as permitted by the definition of “Replacement Preferred Stock”) incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $20.0 million at any time outstanding;
(14)    the incurrence of Indebtedness in respect of Bank Products provided by banks or other financial institutions to the Company and its Restricted Subsidiaries in the ordinary course of business or resulting from endorsements of negotiable instruments for collection in the ordinary course of business;
(15)    Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Company or any Restricted Subsidiary (including by way of merger or consolidation) in accordance with the terms of this Indenture; and Indebtedness, Disqualified Stock or preferred stock of the Company or a Guarantor incurred in connection with, or to provide all or a portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Subsidiary or was acquired by the Company; provided that after giving effect to such acquisition, merger or consolidation, either
(A)    the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) of this Indenture or
(B)    the Company’s Fixed Charge Coverage Ratio after giving pro forma effect to such acquisition, merger or consolidation would be greater than the Company’s actual Fixed Charge Coverage Ratio immediately prior to such acquisition, merger or consolidation;
(16)    Indebtedness of the Company or a Restricted Subsidiary in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided that such Indebtedness remains outstanding for ten Business Days or less;
(17)    the incurrence or issuance by the Company or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness (except as permitted by the definition of “Permitted Refinancing Indebtedness”) and all Replacement Preferred Stock (except as permitted by the definition of “Replacement Preferred Stock”) incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness, Disqualified Stock and preferred stock incurred or issued pursuant to this clause (17), not to exceed the greater of (A) $55.0 million and (B) 5.0% of Total Assets at any time outstanding;
(18)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in the form of loans from a Captive Insurance Subsidiary;
(19)    Indebtedness representing deferred compensation to employees of the Company and its Restricted Subsidiaries incurred in the ordinary course of business; and
(20)    Indebtedness in respect of promissory notes issued to consultants, employees or directors or former employees, consultants or directors in connection with repurchases of Equity Interests permitted by Section 4.07(c)(7) of this Indenture.
For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness (or any portion thereof) at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above, or is entitled to be incurred pursuant to Section 4.09(a) of this Indenture, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09 except that Indebtedness under the ABL Credit Agreement outstanding on the Issue Date will be deemed to have been incurred in reliance on the exception provided by Section 4.09(b)(1) of this Indenture. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this Section 4.09; provided in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued (other than the reclassification of preferred stock as Indebtedness due to a change in accounting principles).
For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness, the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount) incurred in connection with such refinancing.
The amount of any Indebtedness outstanding as of any date will be:
(1)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)    the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(3)    in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(A)    the Fair Market Value of such assets at the date of determination; and
(B)    the amount of the Indebtedness of the other Person.
Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated by the Company based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
Section 4.10    Asset Sales.
(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(1)    the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and
(2)    at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash. For purposes of this clause (2), each of the following will be deemed to be cash:
(A)    Cash Equivalents;
(B)    any liabilities, as shown on the Company’s most recent consolidated balance sheet or in the notes thereto, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are (i) in the case of Cash Flow Priority Collateral, liabilities of the Company or any Guarantor that are not secured by a Lien ranking prior to the Lien securing the Notes or (ii) by their terms subordinated in right of payment to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;
(C)    any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of receipt, to the extent of the cash received in that conversion;
(D)    any Designated Noncash Consideration the Fair Market Value of which, when taken together with all other Designated Noncash Consideration received pursuant to this clause (D) (and not subsequently converted into Cash Equivalents that are treated as Net Proceeds of an Asset Sale), does not exceed $30.0 million since the Issue Date, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value; and
(E)    any stock or assets of the kind referred to in clauses (1) or (3) of Section 4.10(b) of this Indenture.
(b)    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1)    to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company or additional Capital Stock of an existing non-Wholly Owned Subsidiary which is a Restricted Subsidiary; provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral as required and as provided under this Indenture and the Security Documents;
(2)    to make a capital expenditure with respect to a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets;
(3)    to acquire Additional Assets; provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral as required and as provided under this Indenture and the Security Documents;
(4)    to repay (i) to the extent such Net Proceeds constitute proceeds from the sale of ABL Priority Collateral, obligations under the ABL Credit Agreement, (ii) to the extent such Net Proceeds constitute proceeds from the sale of Cash Flow Priority Collateral, or from other assets (other than ABL Priority Collateral), either (x) Additional Cash Flow Obligations or (y) Obligations under the Notes on a pro rata basis; provided that if the Company or any of its Restricted Subsidiaries shall so repay any Indebtedness under clause (ii)(x), the Company will repay the Notes on a pro rata basis by, at its option, (A) redeeming Notes pursuant to Section 3.07 of this Indenture or (B) purchasing Notes through open-market purchases, at a price equal to or higher than 100% of the principal amount thereof, or making an offer (in accordance with the procedures set forth below) to all holders to purchase their Notes on a ratable basis with such other Indebtedness for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased or (iii) to the extent such Net Proceeds are not from an Asset Sale of Collateral, Indebtedness of a Restricted Subsidiary that is not a Guarantor; or
(5)    any combination of the foregoing;
provided that the requirements of clauses (1) through (3) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to in any of clauses (1) through (3) above is entered into by the Company or its Restricted Subsidiary within 365 days after the receipt of such Net Proceeds and such Net Proceeds are applied in accordance with such agreement; provided, further, that (x) such acquisition or investment is then consummated within 545 days after the receipt of such Net Proceeds and (y) if such acquisition or investment is not consummated within the period set forth in sub clause (x), or otherwise applied as set forth in clause (4) above, the Net Proceeds not so applied will be deemed to constitute Excess Proceeds under Section 4.10(c) of this Indenture.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.
Notwithstanding the foregoing, to the extent a distribution of any or all of the Net Proceeds of any Asset Sales by a Foreign Subsidiary to the Company or another Restricted Subsidiary (i) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other organizational or administrative impediments from being repatriated to the United States or (ii) would have a material adverse tax consequence, as reasonably determined by the Company, the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 4.10; provided that if at any time within one year following the date on which such affected Net Proceeds would otherwise have been required to be applied pursuant to this Section 4.10, distribution of any of such affected Net Proceeds is no longer prohibited or delayed by applicable local law, restricted by any applicable organizational document or agreement, subject to other organizational or administrative impediment from being repatriated to the United States, and would not result in a material adverse tax consequence, then an amount equal to such amount of Net Proceeds so permitted to be repatriated will be promptly applied (net of any taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated, whether or not they are repatriated) in compliance with this Section 4.10. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, nothing in this Indenture shall be construed to require the Company or any Foreign Subsidiary to repatriate cash or to apply any Net Proceeds described in clause (i) above in compliance with this Section 4.10 in the event that such repatriation is not permitted under applicable local law, applicable organizational documents or agreements or other impediment within one year following the date on which the respective payment would otherwise have been required.
(c)    Any Net Proceeds from Asset Sales received since the Issue Date that were not or are not applied or invested as provided in Section 4.10(b) of this Indenture shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, within ten Business Days thereof, the Company will make an offer (an “Asset Sale Offer”) to all Holders and if the Company elects (or is required by the terms of such other Additional Cash Flow Obligations), any holders of other Additional Cash Flow Obligations that are pari passu in right of payment with the Notes. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest (or, in respect of such other Additional Cash Flow Obligations, such lesser price, if any, as may be provided for by the terms of such other Additional Cash Flow Obligations), if any to, but excluding, the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and such other Additional Cash Flow Obligations tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company shall select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(d)    If more Notes (and such other Additional Cash Flow Obligations) are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of the amount of Notes in respect of which an Asset Sale Offer was made shall be designated in writing by the Company to the Trustee on a pro rata basis to the extent practicable, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the requirements of DTC); provided that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased. Selection of such other Additional Cash Flow Obligations will be made pursuant to the terms of such other Additional Cash Flow Obligations.
(e)    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.
(f)    For purposes of this Section 4.10, any sale by the Company or a Restricted Subsidiary of the Capital Stock of a Restricted Subsidiary that owns assets constituting Collateral shall be deemed to be a sale of such Collateral.
Section 4.11    Transactions with Affiliates.
(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company involving aggregate consideration in excess of $5.0 million for any individual transaction or series of related transactions (each, an “Affiliate Transaction”), unless:
(1)    the Affiliate Transaction is on terms that, taken as a whole, are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and
(2)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Company delivers to the Trustee an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company, together with a certified copy of the resolutions of the Board of Directors of the Company approving such Affiliate Transaction or Affiliate Transactions. Such Officer’s Certificate shall be provided to the Trustee for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
(b)    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) of this Indenture:
(1)    any employment agreement, change of control agreement, severance agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;
(2)    transactions between or among the Company, its Restricted Subsidiaries and/or any entity that becomes a Restricted Subsidiary as a result of such transaction;
(3)    transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
(4)    payment of reasonable directors’ fees and any employment and consulting arrangements entered into by the Company or any Restricted Subsidiary with their executives or consultants in the ordinary course of business;
(5)    any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;
(6)    Permitted Investments or Restricted Payments that do not violate Section 4.07 of this Indenture;
(7)    loans (or cancellation of loans) or advances to employees in the ordinary course of business;
(8)    any employment, indemnification, severance or other agreement or transactions relating to employee benefits or benefit plans with any employee, consultant or director of the Company or a Restricted Subsidiary that is entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;
(9)    transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of this Indenture;
(10)    the issuance of Equity Interests (other than Disqualified Stock) in the Company or any Restricted Subsidiary for compensation purposes;

(11)    any lease entered into between the Company or any Restricted Subsidiary, as lessee and any Affiliate of the Company, as lessor, which is approved by a majority of the disinterested members of the Board of Directors of the Company in good faith;
(12)    intellectual property licenses in the ordinary course of business;
(13)    Existing Indebtedness and any other obligations pursuant to an agreement existing on the Issue Date and described in the Offering Circular, including any amendment thereto (so long as such amendment is not disadvantageous to the Holders in any material respect);
(14)    payments by the Company or any of its Restricted Subsidiaries of reasonable insurance premiums to, and any borrowings or dividends received from, any Captive Insurance Subsidiary;
(15)    transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view and which are approved by a majority of the disinterested members of the Board of Directors of the Company in good faith; and
(16)    any customary management services agreements or similar agreements between the Company or any of its Subsidiaries and any joint venture.
Section 4.12    Lien.
The Company will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, whether owned on the Issue Date or thereafter acquired.
Section 4.13    Effectiveness of Covenants.
(a)    From and after the occurrence of an Investment Grade Rating Event (such date, a “Suspension Date”), the Company and its Restricted Subsidiaries will not be subject to Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.16, Section 4.17 (but only with respect to any Person that is required to become a Guarantor after the date of the commencement of the applicable Suspension Date) and Section 5.01(a)(4) of this Indenture (collectively, the “Suspended Covenants”).
(b)    If at any date (each such date, a “Reversion Date”), the credit rating of the Notes is downgraded from an Investment Grade Rating by two Rating Agencies, then the Suspended Covenants will thereafter be reinstated and again be applicable pursuant to the terms of this Indenture, unless and until the occurrence of a subsequent Investment Grade Rating Event.
(c)    The period of time between the occurrence of an Investment Grade Rating Event and its respective Reversion Date is referred to herein as the “Suspension Period.” Calculations made after a Reversion Date of the amount available to be made as Restricted Payments pursuant to Section 4.07 of this Indenture will be made as though Section 4.07 of this Indenture had been in effect at all times since the Issue Date, including during any Suspension Period. Any Indebtedness incurred during any Suspension Period would be deemed to be Permitted Indebtedness subsequent to the Reversion Date. Neither the failure of the Company or any of its Subsidiaries to comply with a Suspended Covenant during any Suspension Period nor compliance by the Company or any of its Subsidiaries with any contractual obligation entered into in compliance with this Indenture during any Suspension Period will constitute a Default, Event of Default or breach of any kind under this Indenture or the Notes.
(d)    During any Suspension Period, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries. Additionally, during any Suspension Period, the Holders will be entitled to substantially reduced covenant protection. However, the Company and its Restricted Subsidiaries will remain subject to all other covenants in this Indenture during any such time, including to Section 4.15 of this Indenture.
Section 4.14    Corporate Existence.
Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company, any such Restricted Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.
Section 4.15    Offer to Repurchase Upon a Change of Control.
(a)    If a Change of Control occurs, each Holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to an offer made by the Company (the “Change of Control Offer”). In the Change of Control Offer, the Company will offer to make a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Company will transmit a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is transmitted, pursuant to the procedures required by this Indenture and described in such notice. The Company will comply with the requirements of Rule 14e1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.
(b)    On the Change of Control Payment Date, the Company will, to the extent lawful:
(1)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
(2)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(3)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.
The Paying Agent will promptly transmit to each Holder properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and transmit (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
(c)    If Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making an offer to purchase the Notes upon a Change of Control in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, all of the Holders of the Notes will be deemed to have consented to such tender or other offer and, accordingly, the Company or such third party shall have the right, upon not less than 30 nor more than 60 days’ prior written notice, given not more than 30 days following the Change of Control Payment Date, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
(d)    The provisions described above in clauses (a) through (c) of this Section 4.15 that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable. Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

(e)    Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to this Indenture in respect of all Notes pursuant to Section 3.07 of this Indenture, unless and until there is a Default in payment of the applicable redemption price.
(f)    A Change of Control Offer may be made in advance of and conditioned on the occurrence of a Change of Control if there is a definitive agreement in place to consummate a transaction that would constitute a Change of Control if consummated at the time such Change of Control Offer is made.
(g)    The provisions described above in clauses (a) through (c) of this Section 4.15 may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.
Section 4.16    Designation of Restricted and Unrestricted Subsidiaries.
The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if no Default or Event of Default would be in existence following such designation. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 of this Indenture or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (a) such Indebtedness is permitted under Section 4.09 of this Indenture and (b) no Default or Event of Default would be in existence following such designation.
Section 4.17    Additional Guarantees.
If the Company or any of its Restricted Subsidiaries, acquires or creates another Subsidiary, other than a Non-Guarantor Subsidiary or if any Non-Guarantor Subsidiary otherwise ceases to be a Non-Guarantor Subsidiary, in each case, after the Issue Date, then such newly acquired or created Subsidiary or Subsidiary that has ceased to be a Non-Guarantor Subsidiary, as applicable, will become a Guarantor and execute a supplemental indenture substantially in the form attached as Exhibit C and deliver an Opinion of Counsel and Officer’s

Certificate to the Trustee within 30 Business Days of the date on which it was acquired or created or ceased to be a Non-Guarantor Subsidiary, as applicable.
Section 4.18    Further Assurances.
(a)    Subject to the limitations set forth in the Security Documents, the Company and each of the Guarantors will execute, deliver and file, if applicable any and all further documents, financing statements, agreements and instruments, and take all further action that may be reasonably required under applicable law (including the filing of continuation financing statements and amendments to financing statements), or that the Notes Collateral Agent may (but shall not be obligated to) reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral.
(b)    In the event the German Guarantor owns or in the future owns intellectual property assets that constitute Collateral, the German Guarantor will promptly enter into an intellectual property security agreement in favor of the Notes Collateral Agent, substantially in the form attached hereto as Exhibit D.
ARTICLE 5
SUCCESSORS
Section 5.01    Merger, Consolidation or Sale of Assets.
(a)    The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person or consummate a Division as the Dividing Person (whether or not the Company is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:
(1)    Either:
(A)    the Company is the surviving entity; or
(B)    the Person formed by or surviving any such consolidation, merger or Division (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia (the Company or such Person, as the case may be, the “Successor Company”) and, if such Successor Company is not a corporation, the Notes are co-issued by a Wholly Owned Subsidiary of the Successor Company that is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
(2)    the Successor Company (if other than the Company)  assumes all the obligations of the Company under the Notes, this Indenture, the Security Documents and the Intercreditor Agreement pursuant to agreements (accompanied by an opinion of counsel and Officer’s Certificate upon which the Trustee and Notes Collateral Agent may conclusively rely) reasonably satisfactory to the Trustee and the Notes Collateral Agent, as applicable;
(3)    immediately after such transaction, no Event of Default exists;
(4)    the Successor Company would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period;
(A)    be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) of this Indenture; or
(B)    have a Fixed Charge Coverage Ratio that is no less than the actual Fixed Charge Coverage Ratio of the Company immediately prior to such transaction;
(5)    if the Company is not the Successor Company, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes;
(6)    the Successor Company promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be reasonably required by applicable law to preserve and protect the Lien on the Security Documents on the Collateral owned by or transferred to the Successor Company
(7)    the Collateral owned by or transferred to the Successor Company, as applicable, shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Lien other than Permitted Liens; and
(8)    the property and assets of the Person which is merged or consolidated with or into the Successor Company, as applicable, to the extent that they are property or assets or of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Successor Company shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien on the Security Documents in the manner and to the extent required in this Indenture.

(b)    The Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
(c)    Clauses (3) and (4) of Section 5.01(a) of this Indenture shall not apply to:
(1)    a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; and
(2)    any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries, or, so long as the Company is a surviving Person and any other surviving Person is a Restricted Subsidiary of the Company, any Division of the Company as the Dividing Person.
Section 5.02    Successor Entity Substituted.
Upon any consolidation, merger, Division, sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 of this Indenture or a Guarantor in accordance with Section 10.04 of this Indenture, the Company and a Guarantor, as the case may be, will be released from its obligations under this Indenture and the Notes or its Guarantee, as the case may be, and the successor Company and the successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Guarantor, as the case may be, under this Indenture, the Notes and such Guarantee; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes and a Guarantor will not be released from its obligations under its Guarantee.
ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01    Events of Default and Remedies.
Each of the following is an event of default (an “Event of Default”):
(1)    default in any payment of interest on any Note when due, continued for 30 days;
(2)    default in the payment of principal or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;
(3)    failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Section 5.01 or 10.04 of this Indenture;

(4)    failure by the Company for 90 days after notice to the Company by the Trustee (which notice the Trustee shall have no obligation to provide) or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class (with a copy to the Trustee) to comply with the Section 4.04 of this Indenture;
(5)    failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee (which notice the Trustee shall have no obligation to provide) or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class (with a copy to the Trustee) to comply with any of the other agreements in this Indenture;
(6)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries) other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee existed on the Issue Date, or is or was created thereafter, if that default:
(A)    is caused by a failure to pay principal at the final Stated Maturity (after giving effect to any applicable grace periods) of such Indebtedness (a “Payment Default”); or
(B)    results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;
(7)    with respect to any judgment or decree for the payment of money (net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to an underlying claim) in excess of $25.0 million or its foreign currency equivalent against the Company or any Significant Subsidiary of the Company, the failure by the Company or such Significant Subsidiary, as applicable, to pay such judgment or decree, which judgment or decree has remained outstanding for a period of 60 days after such judgment or decree became final and nonappealable without being paid, discharged, waived or stayed;
(8)    except as permitted by this Indenture, the Guarantee of any Significant Subsidiary of the Company is declared to be unenforceable or invalid by any final and nonappealable judgment or decree or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary of the Company or any Person acting on behalf of any Guarantor that is a Significant Subsidiary of the Company, denies or disaffirms its obligations in writing under its Guarantee and such Default continues for ten days after receipt of the notice specified in this Indenture;
(9)    except as permitted by the terms of this Indenture or the Security Documents, (a) any lien or security interest on a material portion of Collateral created by any Security Documents ceases to be a valid and perfected lien or security interest or any default by the Company or any such Guarantor in the performance of any of their obligations under any of the Security Documents shall occur which adversely affects the enforceability, validity, perfection or priority of the Lien on a material portion of Collateral securing the Obligations under this Indenture, the Notes and the Guarantees, (b) any repudiation or disaffirmation in writing by the Company or any Guarantor of its obligations under the Security Documents or assertion by the Company or any Guarantor that any security interest with respect to the Collateral granted pursuant to the Security Documents is invalid and unenforceable or (c) any determination in a judicial proceeding that the security interest with respect to the Collateral granted pursuant to the Security Documents or all or any material portion of the Security Documents, taken as a whole, are unenforceable or invalid, for any reason, against the Company or any Guarantor; and
(10)    the Company or any Subsidiary that is a Significant Subsidiary of the Company pursuant to or within the meaning of Bankruptcy Law:
(A)    commences a voluntary case,

(B)    consents to the entry of an order for relief against it in an involuntary case,

(C)    consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)    makes a general assignment for the benefit of its creditors, or

(E)    generally is not paying its debts as they become due; and
(11)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A)    is for relief against the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company in an involuntary case;
(B)    appoints a custodian of the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company for all or substantially all of the property of the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company; or

(C)    orders the liquidation of the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company; and
(D)    and the order or decree remains unstayed and in effect for 60 consecutive days.
Section 6.02    Acceleration.
(a)    In the case of an Event of Default arising under clauses (10) or (11) of Section 6.01 of this Indenture with respect to the Company or any Significant Subsidiary of the Company, all outstanding Notes shall become due and payable immediately without further action or notice. A Default arising under clause (4) or (5) of Section 6.01 will not constitute an Event of Default until the Trustee (which shall have no obligation to notify) or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding notify the Company, with a copy to the Trustee, of the Default and the Company does not cure such Default within the time specified in clause (4) or (5) of Section 6.01 after receipt of such notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may (but shall not be obligated to) declare all the Notes to be due and payable immediately by notice in writing to the Company and, in the case of a notice by Holders, also to the Trustee specifying the respective Event of Default and that it is a notice of acceleration.
(b)    The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes.
Section 6.03    Other Remedies.
(a)    If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
(b)    The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04    Waiver of Past Defaults.
(a)    Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in writing in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of

Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.
(b)    Subject to the provisions of this Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, neither the Trustee nor the Notes Collateral Agent will be under any obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders unless such Holders have offered and, if requested, provided to the Trustee and the Notes Collateral Agent indemnity or security satisfactory to each of them against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:
(1)    such Holder has previously given the Trustee written notice that an Event of Default is continuing;
(2)    Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested in writing the Trustee to pursue the remedy;
(3)    such Holders have offered and, if requested, provided the Trustee security or indemnity satisfactory to it against any loss, liability or expense;
(4)    the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
(5)    Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.
Section 6.05    Control by Majority.
Subject to the terms of the Security Documents, Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Notes Collateral Agent or exercising any trust or power conferred on each of them. However, the Trustee or the Notes Collateral Agent may refuse to follow any direction that conflicts with law or this Indenture that the Trustee or the Notes Collateral Agent determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee or the Notes Collateral Agent in personal liability. Prior to taking any action under this Indenture, the Trustee or the Notes Collateral Agent shall be entitled to indemnification satisfactory to each of them against all losses and expenses caused by taking or not taking such action.
Section 6.06    Limitation on Suits.
Subject to Section 6.07 of this Indenture, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)    such Holder has previously given the Trustee notice that an Event of Default is continuing;
(2)    Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;
(3)    such Holders have offered and, if requested, provided the Trustee reasonable security or indemnity against any loss, liability or expense;
(4)    the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
(5)    Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.
Section 6.07    Rights of Holders to Receive Payment.
Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08    Collection Suit by Trustee.
If an Event of Default specified in clauses (1) or (2) of Section 6.01 of this Indenture occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company and each Guarantor for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09    Restoration of Rights and Remedies.
If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter and all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.
Section 6.10    Rights and Remedies Cumulative

.
Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 of this Indenture, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
Section 6.11    Delay or Omission Not Waiver.
No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
Section 6.12    Trustee May File Proofs of Claim.
The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes, including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.06 of this Indenture. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 of this Indenture out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.13    Priorities.

If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money in the following order:
(1)    to the Trustee and its agents and attorneys for amounts due under Section 7.06 of this Indenture, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
(2)    to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and
(3)    to the Company or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.
The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Company and to each Holder in the manner set forth in Section 13.02 of this Indenture.
Section 6.14    Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 of this Indenture, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.
Section 6.15    Additional Amounts.

(a)    All payments made on behalf of the Company under or with respect to the Notes or by or on behalf of any of the Guarantors under or with respect to its Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which any Guarantor is then incorporated, organized, engaged in business for tax purposes or resident for tax purposes, or any political subdivision or governmental authority thereof or therein having power to tax or any jurisdiction from or through which payment is made, excluding the United States and any political subdivision or taxing authorities therein (each, a “Tax Jurisdiction”), will at any time be required to be made from any payments made on behalf of the Company under or with respect to the Notes or by or on behalf of any of the Guarantors with respect to any Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Company or the relevant Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments (including payments of Additional Amounts) after such withholding, deduction will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:
(i)    any Taxes that would not have been imposed but for the Holder or beneficial owner of the Notes being a citizen, resident or national of, incorporated in or carrying on a business in the relevant Tax Jurisdiction in which such Taxes are imposed, or having any other present or former connection with the relevant Tax Jurisdiction in which such Taxes are imposed other than by the mere acquisition or holding of any Note or the enforcement or receipt of payment under or in respect of any Note or any Guarantee;
(ii)    any Taxes imposed or withheld as a result of the failure of the Holder or beneficial owner of the Notes to comply with any written request, made to that Holder or beneficial owner in writing at least 30 days before any such withholding or deduction would be payable, by the Company or any of the Guarantors to provide timely or accurate information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any valid or timely declaration or similar claim or satisfy any certification information or other reporting requirements (to the extent such Holder or beneficial owner is eligible to do so legally and without material burden), which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from, or reduction in the rate of deduction or withholding of, such Taxes;
(iii)    any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;
(iv)    any Taxes which are payable otherwise than by deduction or withholding from payments made under or with respect to the Notes or any Guarantee;
(v)    any Taxes that were imposed with respect to any payment on a Note to any Holder who is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that no Additional Amounts would have been payable had the beneficial owner of the applicable Note been the Holder of such Note;
(vi)    any Taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the Issue Date (or any amended or successor version of such sections that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder, any official interpretations thereof, any similar law, regulation or practice adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code; or

(vii)    any combination of items (i) through (vi) above.
(b)    In addition to the foregoing, the Company and the Guarantors will pay and indemnify the Holder or beneficial owner for any present or future stamp, issue, registration, transfer, court or documentary Taxes, or similar Taxes levied by any jurisdiction in connection with the execution, delivery, registration or enforcement of any of the Notes, any Guarantee or any other document or instrument referred to therein, or the receipt of any payments with respect thereto (limited, solely in the case of Taxes attributable to the receipt of any payments with respect thereto, to any such Taxes imposed in a relevant Tax Jurisdiction that are not excluded under clauses (i) through (iii) and (v) through (vi) or any combination thereof).
(c)    If the Company or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Guarantee, the Company or the relevant Guarantor, as the case may be, will deliver to the Trustee on a date at least 30 days prior to the date of payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company or the relevant Guarantor shall notify the Trustee promptly thereafter) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificate must also set forth any other information reasonably necessary (including, without limitation, any other information requested by the paying agent) to enable the paying agent to pay Additional Amounts on the relevant payment date. The Trustee shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary. The Company or the relevant Guarantor will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.
(d)    The Company or the relevant Guarantor will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Company or the relevant Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Company or the relevant Guarantor will furnish to the Holders and the Trustee, within 60 days after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Company or a Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity.
(e)    Any reference in this Indenture to the payment of amounts based on the principal amount, interest of any other amount payable under, or with respect to, any of the Notes or any Guarantee, shall be deemed to include the payment of Additional Amounts to the extent that, in such context Additional Amounts are, were or would be payable in respect thereof.
(f)    The obligations under this Section 6.15 will survive any termination, defeasance or discharge of this Indenture, any transfer by a Holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Company or any Guarantor is then incorporated, organized, engaged in business or resident for tax purposes or any jurisdiction from or through which any payment under, or with respect to, the Notes (or any Guarantee) is made and any political subdivision or taxing authority or agency thereof or therein having the power to tax.
ARTICLE 7
TRUSTEE
Section 7.01    Duties of Trustee.
(a)    If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(1)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy or mathematical calculation or facts stated therein).

(c)    The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:
(1)    this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
(2)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts; and
(3)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 of this Indenture.
(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)    Subject to this Article 7, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture, the Notes and the Guarantees at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.
(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
(g)    The Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.
Section 7.02    Rights of Trustee.
(a)    The Trustee may conclusively rely upon and shall be fully protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in good faith to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both which shall conform to the provisions of Section 13.05 of this Indenture, except that no Opinion of Counsel will be required to be furnished to the Trustee in connection with the authentication and delivery of the Initial Notes on the Issue Date. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.
(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor.

(f)    None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or security or indemnity satisfactory to it against such risk or liability is not assured to it.
(g)    The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.
(h)    In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including, without limitation, Notes Collateral Agent), and each agent, custodian and other Person employed to act hereunder.
(j)    The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.
(k)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
(l)    The permissive rights of the Trustee hereunder (in any of its capacities hereunder) shall not be construed as a duty.
Section 7.03    Individual Rights of Trustee and the Notes Collateral Agent.
The Trustee, the Notes Collateral Agent or any Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee, the Notes Collateral Agent or such Agent. However, in the event that either of the Trustee or the Notes Collateral Agent acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.09 of this Indenture.
Section 7.04    Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.
Section 7.05    Notice of Defaults.
If a Default occurs and is continuing and a Responsible Officer of Trustee has received written notice thereof, the Trustee will transmit to each Holder a notice of the Default within 90 days thereafter. Except in the case of an Event of Default specified in clauses (1) or (2) of Section 6.01 of this Indenture, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interest of the Holders.
Section 7.06    Compensation and Indemnity.
(a)    The Company and the Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services, except for any such disbursements, advances or expenses as shall have been caused by the Trustee’s willful misconduct, negligence or bad faith. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel. The Trustee shall provide the Company reasonable notice of any expenditure not in the ordinary course of business.
(b)    The Company and the Guarantors, jointly and severally, shall indemnify the Trustee and the Notes Collateral Agent for, and hold each of the Trustee and the Notes Collateral Agent and any predecessor harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder and under any and all of the Security Documents and the Intercreditor Agreement (including the reasonable costs and expenses of enforcing this Indenture and any Security Document and the Intercreditor Agreement against the Company, any Grantor or any Guarantor (including this Section 7.06) or defending itself against any claim whether asserted by any Holder, the Company, any Grantor or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee or the Notes Collateral Agent shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Notes Collateral Agent to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee and the Notes Collateral Agent may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor needs to pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, gross negligence or bad faith.
(c)    The obligations of the Company and the Guarantors under this Section 7.06 shall survive the satisfaction, discharge or termination of this Indenture or the resignation or removal of the Trustee and/or the Notes Collateral Agent.
(d)    To secure the payment obligations of the Company and the Guarantors in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.
(e)    When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(10) or (11) of this Indenture occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
Section 7.07    Replacement of Trustee.
(a)    A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign in writing at any time by giving 30 days’ prior notice of such resignation to the Company and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:
(1)    the Trustee fails to comply with Section 7.09 of this Indenture;
(2)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(3)    a receiver or public officer takes charge of the Trustee or its property; or
(4)    the Trustee becomes incapable of acting.
(b)    If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee to replace it with another successor Trustee appointed by the Company.
(c)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the

Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
(d)    If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 of this Indenture, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(e)    A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall transmit a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and such transfer shall be subject to the Lien provided for in Section 7.06 of this Indenture. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under this Section 7.07 shall continue for the benefit of the retiring Trustee.
(f)    As used in this Section 7.07, the term “Trustee” shall also include each Agent.
Section 7.08    Successor Trustee by Merger, etc.
If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association without any further act shall be the successor Trustee, subject to Section 7.09 of this Indenture.
Section 7.09    Eligibility; Disqualification.
There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.
The Company may, at its option and at any time, elect to have either Section 8.02 of this Indenture or Section 8.03 of this Indenture applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02    Legal Defeasance and Discharge

.
Upon the Company’s exercise under Section 8.01 of this Indenture of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 of this Indenture, be deemed to have been discharged from their obligations with respect to this Indenture, all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) through (4) below, and to have satisfied all of its other obligations under such Notes and this Indenture, including that of the Guarantors (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:
(1)    the rights of Holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.04 of this Indenture;
(2)    the Company’s obligations with respect to the Notes concerning issuing the Temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;
(3)    the rights, powers, trusts, duties and immunities of the Trustee, the Notes Collateral Agent and the Company’s and the Guarantors’ obligations in connection therewith; and
(4)    this Section 8.02.
(b)    Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 of this Indenture.
Section 8.03    Covenant Defeasance.
Upon the Company’s exercise under Section 8.01 of this Indenture of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 of this Indenture, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18 and Section 5.01(a) of this Indenture with respect to the outstanding Notes, and the Guarantors shall be deemed to have been discharged from their obligations with respect to all Guarantees, and the Events of Default in clauses (3) through (9) of Section 6.01 shall not be applicable, on and after the date the conditions set forth in Section 8.04 of this Indenture are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not

“outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 of this Indenture, but, except as specified above, the remainder of this Indenture, and such Notes and the Guarantees shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of this Indenture of the option applicable to this Section 8.03 of this Indenture, subject to the satisfaction of the conditions set forth in Section 8.04 of this Indenture, an Event of Default specified in Section 6.01(3) of this Indenture that resulted solely from the failure of the Company to comply with clause (4) of Section 5.01, Sections 6.01(4) (only with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(5), 6.01(6), 6.01(7), 6.01(8), 6.01(9), 6.01(10) (solely with respect to Significant Subsidiaries of the Company) and 6.01(11) (solely with respect to Significant Subsidiaries of the Company) of this Indenture, in each case, shall not constitute an Event of Default.
Section 8.04    Conditions to Legal or Covenant Defeasance.
In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 of this Indenture:
(1)    the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the written opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;
(2)    in the case of Legal Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the beneficial owners of the outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)    in the case of Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement (including, without limitation, the ABL Credit Agreement) or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;
(5)    the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and
(6)    the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
The Collateral will be released from the lien securing the Notes as provided in this Section 8.04 upon a defeasance in accordance with the provisions described herein.
Section 8.05    Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.
(a)    Subject to Section 8.06 of this Indenture, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 of this Indenture in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest on the Notes, but such money need not be segregated from other funds except to the extent required by law.
(b)    The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 of this Indenture or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

(c)    Anything in this Article 8 to the contrary notwithstanding, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 8.04 of this Indenture which, in the opinion of an independent financial advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) of this Indenture), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06    Repayment to the Company.
Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.
Section 8.07    Reinstatement.
If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 8.02 or Section 8.03 of this Indenture, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 of this Indenture until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03 of this Indenture, as the case may be; provided that, if the Company makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01    Without Consent of Holders.
(а)    Notwithstanding Section 9.02 of this Indenture, the Company, the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, the Notes, the Guarantees the Security Documents or the Intercreditor Agreement without the consent of any Holder:
(1)    to cure any mistake, ambiguity, defect or inconsistency;
(2)    to provide for uncertificated Notes in addition to or in place of certificated Notes

(3)    to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders and Guarantees in the case of a merger, consolidation, Division or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;
(4)    to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any Holder;
(5)    to conform the text of this Indenture, the Guarantees, the Notes, the Security Documents or the Intercreditor Agreement to any provision of the section described under the caption “Description of Notes” in the Offering Circular to the extent that such provision in such “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Guarantees, the Notes the Security Documents or the Intercreditor Agreement;
(6)    to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;
(7)    to allow any Restricted Subsidiary of the Company to execute a supplemental indenture and/or a Guarantee with respect to the Notes;
(8)    to add additional assets as Collateral;
(9)    to make, complete or confirm any grant of security interest in any property or assets as additional collateral securing the obligations under this Indenture, the Notes and the Guarantees, including when permitted or required by this Indenture or any of the Security Documents;
(10)    to provide for the release, termination and discharge of Collateral when permitted or required by any of the Security Documents, the Intercreditor Agreement or this Indenture; or
(11)    to issue the Notes.
(b)    Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 13.04 of this Indenture, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and Officer’s Certificate stating that such amendment or supplement is authorized or permitted by this Indenture.

Section 9.02    With Consent of Holders

.
(a)    Except as provided in Section 9.01 of this Indenture and this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Guarantees, the Security Documents or the Intercreditor Agreement with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to Section 6.04 and Section 6.07 of this Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Guarantees, the Security Documents or the Intercreditor Agreement may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Section 2.08 and Section 2.09 of this Indenture shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.
(b)    Upon the request of the Company, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 13.04 of this Indenture, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.
(c)    It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver.
(d)    After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will give to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure of the Company to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of any such amendment, supplement or waiver.
(e)    However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
(1)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(2)    reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the optional redemption of the Notes pursuant to

Section 3.07 of this Indenture (other than provisions relating to notice period for consummating an optional redemption of the Notes);
(3)    reduce the rate of or change the time for payment of interest, including default interest, on any Note;
(4)    waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
(5)    make any Note payable in money other than that stated in the Notes;
(6)    make any change in the provisions of this Indenture relating to waivers of past Defaults or the contractual rights of Holders to receive payments of principal of, or interest or premium, if any, on, the Notes; or
(7)    make any change in the preceding amendment and waiver provisions.
(f)    A consent to any amendment, supplement or waiver of this Indenture, the Notes or the Guarantee by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.
(g)    Without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, an amendment, supplement or waiver may not:
(i)    modify any Security Document or the provisions of this Indenture dealing with the Security Documents or application of trust moneys under the Security Documents, or (ii) release a lien of the Security Documents securing the Notes on all or substantially all of the Collateral, or otherwise release any Collateral, in any manner materially adverse to the Holders of the Notes other than in accordance with this Indenture, the Security Documents and the Intercreditor Agreement;
(ii)    modify the Intercreditor Agreement in any manner materially adverse to the Holders of the Notes other than in accordance with this Indenture, the Security Documents and the Intercreditor Agreement;
(iii)    release any Guarantor’s Guarantee other than in accordance with this Indenture; or
(iv)    modify the seniority in right of payment of the Notes or any Guarantor’s Guarantee.
Section 9.03    Revocation and Effect of Consents.
(a)    Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
(b)    The Company may, but shall not be obliged to, fix a record date pursuant to Section 1.05 of this Indenture for the purpose of determining the Holders entitled to consent to any amendment or waiver.
Section 9.04    Notation on or Exchange of Notes.
(a)    The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
(b)    Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
Section 9.05    Trustee to Sign Amendments, etc.
The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.01 of this Indenture) shall be fully protected in relying upon, in addition to the documents required by Section 13.04 of this Indenture, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.
ARTICLE 10
GUARANTEES
Section 10.01    Guarantees.
(a)    Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior unsecured basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (1) the principal, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise (collectively, the “Guaranteed Obligations”). Failing payment by the Company when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
(b)    The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 10.05 of this Indenture.
(c)    Each of the Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01 of this Indenture.
(d)    If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
(e)    Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such Obligations as provided in Article 6 of this Indenture, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.
(f)    Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
(g)    In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(h)    Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
Section 10.02    Limitation on Guarantor Liability.
(a)    Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.
Section 10.03    German Guarantee Limitations
(a)    The parties agree that no director (Vorstand), manager, and other person holding a similar position shall incur any personal liability resulting from the granting or enforcement of any security granted under this Indenture or any guarantee and any other liability, indemnity or other payment obligation under or in connection with this Indenture or any other Cash Flow Document. Therefore, the parties agree to limit the granting and/or the enforcement of such security, guarantee, other liability, indemnity or other payment obligation under or in connection with this Indenture or any other Cash Flow Document (but only if and to the extent required) in order to protect a director (Vorstand), managing director, and other person holding a similar position of a Guarantor incorporated in the form of a German stock corporation (the “German Guarantor”) from such liability.
(b)    Therefore, to the extent the German Guarantor secures, guarantees or indemnifies any obligations under this Indenture or any other provision of the Cash Flow Documents of any of its holding companies or affiliates (other than a subsidiary of a German Guarantor), the granting of such guarantees, security and/or indemnification and the enforcement of the respective obligations of that German Guarantor under this Indenture (or any other (relevant provision of the) Cash Flow Documents) shall be limited to the amount that would not (i) constitute a repayment of the contributions (Rückgewähr der Einlagen) of the shareholders of that German Guarantor or (ii) otherwise be in violation of Section 57 of the German Stock Corporation Act (AktG).
(c)    Nothing in this Section 10.03 shall prevent the Trustee or the German Guarantor from claiming in court that payments under and/or an enforcement of any of the security, guarantee, indemnity or other obligations do or do not fall within the scope of Section 57 AktG and/or any other provision that may be relevant from time to time.
(d)    Nothing in this Section 10.03 shall constitute a waiver (Verzicht) of any right granted under this Indenture or any other Cash Flow Document to the Trustee or any Holders or vice versa.
(e)    The parties agree already now that this Section 10.03 shall be amended as required or advisable in case of any changes in law, jurisprudence or facts. In addition, in case of an accession by any additional party to this Indenture, the respective accession document will, if required, include a limitation language.
(f)    Notwithstanding anything to the contrary in this Indenture, this Section 10.03 and any rights and/or obligations arising out of it shall be governed by, and construed in accordance with, German law.
Section 10.04    Execution and Delivery.
(a)    To evidence its Guarantee set forth in Section 10.01 of this Indenture, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer or person holding an equivalent title.
(b)    Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 of this Indenture shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
(c)    If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantees shall be valid nevertheless.

(d)    The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.
Section 10.05    Guarantors May Consolidate, etc., on Certain Terms.
Except as otherwise provided in this Section 10.04, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than the Company or another Guarantor) or consummate a Division as the Dividing Person (in each case, whether or not such Guarantor is the surviving Person), unless:
(1)    immediately after giving effect to such transaction, no Event of Default exists; and
(2)    either:
(A)    the Person (if other than the Company or a Guarantor) acquiring the property in any such sale or disposition or the Person (if other than the Company or a Guarantor) formed by or surviving any such consolidation, merger or Division assumes all the obligations of that Guarantor under this Indenture and its Guarantee, pursuant to a supplemental indenture satisfactory to the Trustee; or
(3)    such transaction does not violate Section 4.10 of this Indenture.
Section 10.06    Releases.
The Guarantee of a Guarantor will be released:
(1)    in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or Division) to a Person that is not (either before or after giving effect to such transaction) the Company or a Guarantor, if the sale or other disposition does not violate Section 4.10 of this Indenture;
(2)    in connection with any sale of Capital Stock of that Guarantor following which such Guarantor is no longer a Restricted Subsidiary, if the sale or other disposition does not violate Section 4.10 of this Indenture;
(3)    if any Restricted Subsidiary that is a Guarantor becomes a Non-Guarantor Subsidiary in accordance with the applicable provisions of this Indenture; or
(4)    upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 of this Indenture or satisfaction and discharge of this Indenture in accordance with Article 11 of this Indenture

ARTICLE 11
SECURITY
Section 11.01    Collateral
(a)    In order to secure the due and punctual payment of the Obligations under this Indenture, the Notes and Security Documents and any Additional Cash Flow Obligations, the Company, the Guarantors, the Notes Collateral Agent and the other parties thereto, or other parties in accordance with the provisions of Section 4.17 and this Article 11, will enter into the applicable Security Documents. The Company shall and shall cause each other Guarantor to, and each Guarantor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) as are required to maintain (at the sole cost and expense of the Company and the Guarantors) the security interests created by the Security Documents in the Collateral (subject to the terms of the Intercreditor Agreement and the Security Documents) as a perfected security interest to the extent perfection is required by the Security Documents and within the time frames set forth therein, subject only to Permitted Liens, and with the priority required by the Intercreditor Agreement and the other Security Documents
(b)    The security interests in favor of the Notes Collateral Agent in the Collateral will be perfected by the Company, the Guarantors or any other Grantor, as applicable, within 180 days of the Issue Date (or as promptly as reasonably possible thereafter), and the title insurance, surveys and legal opinions and other deliverables in respect of the security interests in favor of the Notes Collateral Agent in the real property located at 6811 Spencer Street, Las Vegas, Nevada and 1678 Pioneer Road, Salt Lake City, Utah owned in fee by the Company will be provided by the Company, the Guarantors or any other Grantor, as applicable, within 180 days of the Issue Date (or as promptly as reasonably possible thereafter).
(c)    From and after the Issue Date and subject to certain limitations, if any Grantor acquires any property which is of a type constituting Collateral under any Security Document (excluding, for the avoidance of doubt, any Excluded Assets), it shall promptly after the acquisition thereof execute and deliver such security instruments, mortgages and financing statements as are reasonably necessary to vest in the Notes Collateral Agent a perfected security interest (subject only to Permitted Liens) in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.
(d)    By accepting a Note, each Holder thereof will be deemed to have irrevocably appointed the Notes Collateral Agent to act as its agent under the Security Documents and irrevocably authorized the Notes Collateral Agent to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Security Documents or other documents to which it is a party, together with any other incidental rights, power and discretions and (ii) execute each document, including each Security Document and the Intercreditor Agreement, expressed to be executed by the Notes Collateral Agent on its behalf, binding the Holders to the terms thereof.

Section 11.02    Concerning the Notes Collateral Agent
(a)    The provisions of this Section 11.02 are solely for the benefit of the Notes Collateral Agent and none of the Company, any of the other Guarantors nor any of the Holders shall have any rights as a third party beneficiary of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the Notes Collateral Agent shall have only those duties or responsibilities expressly provided hereunder or thereunder and the Notes Collateral Agent shall not have nor be deemed to have any fiduciary relationship with the Trustee, the Company, any other Guarantor or any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documents or otherwise exist against the Notes Collateral Agent.
(b)    The Notes Collateral Agent shall act pursuant to the written instructions of the Holders and the Trustee (or such other persons as set forth in the Security Documents) with respect to the Security Documents and the Collateral. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable, or, if applicable, such other persons as set forth in the Security Documents. After the occurrence and during the continuance of an Event of Default, subject to the provisions of the Security Documents, the Trustee may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture or the Security Documents.
(c)    None of the Notes Collateral Agent or any of its respective Affiliates shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the transactions contemplated thereby (except for its own gross negligence or willful misconduct).
(d)    Other than in connection with a release of Collateral permitted under Section 11.03 (except as may be required by Section 9.02), in each case that the Notes Collateral Agent may or is required hereunder or under any other Security Documents to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Security Document, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the Security Documents, if the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received written direction from the Holders of a majority in aggregate principal amount of the then outstanding

Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.
(e)    Beyond the exercise of reasonable care in the custody of the Collateral in its possession, the Notes Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Notes Collateral Agent will be deemed to have exercised reasonable care in the custody of the collateral in its possession if the collateral is accorded treatment substantially equal to that which it accords its own property, and the Notes Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith.
(f)    The Notes Collateral Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Notes Collateral Agent, as determined by a court of competent jurisdiction in a final, nonappealable order, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any grantor to the Collateral, for insuring the collateral or for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Notes Collateral Agent hereby disclaims any representation or warranty to the present and future Holders of the Notes concerning the perfection of the liens granted hereunder or in the value of any of the Collateral. Notwithstanding anything to the contrary in this Indenture or any other Cash Flow Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Cash Flow Documents (including without limitation the filing or continuation of any UCC financing statement).
(g)    In the event that the Notes Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent’s sole discretion may cause the Notes Collateral Agent, as applicable, to be considered an “owner or operator” under any environmental laws or otherwise cause the Notes Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Notes Collateral Agent reserves the right, instead of taking such action, either to resign as Notes Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Notes Collateral Agent will not be liable to any person for any environmental claims or any environmental liabilities or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment. Notwithstanding anything to the contrary contained in this Indenture, the Security Documents or the other Cash Flow Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under any mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Notes Collateral Agent has received security or indemnity from the holders in an amount and in a form all satisfactory to the Notes Collateral Agent in its sole discretion, protecting the Notes Collateral Agent from all such liability. The Notes Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.
(h)    The Notes Collateral Agent shall be entitled to all of the protections, immunities, indemnities, rights and privileges of the Trustee set forth in this Indenture and all such protections, immunities, indemnities, rights and privileges shall apply to the Notes Collateral Agent in its roles under any other Security Document, whether or not expressly stated therein.
(i)    The Notes Collateral Agent shall be entitled to compensation, reimbursement and indemnity as set forth in Section 7.06.
Section 11.03    Release of Liens
(a)    If in connection with the exercise of the ABL Collateral Agent’s remedies in respect of any Collateral as provided for in the Intercreditor Agreement, the ABL Collateral Agent, for itself or on behalf of any of the holders of ABL Secured Obligations, releases any of its Liens on any part of the ABL Priority Collateral, then the Liens, if any, of the Notes Collateral Agent, for itself or for the benefit of the Holders of the Notes and the other Cash Flow Obligations, on the ABL Priority Collateral sold or disposed of in connection with such exercise, shall be automatically, unconditionally and simultaneously released subject to lien retention on proceeds in same priority so long as all the Liens on such ABL Priority Collateral attach to the proceeds of such sale, transfer or other disposition in the order of priority set forth in the Intercreditor Agreement. The Notes Collateral Agent, for itself or on behalf of the Holders of the Notes and any other Cash Flow Priority Collateral, at the Company’s or the Guarantors’ written request and expense promptly shall, upon being provided with indemnification to its satisfaction, execute and deliver to the ABL Collateral Agent or the Company or Guarantor such termination statements, releases and other documents as the ABL Collateral Agent or the Company or Guarantor may request to effectively confirm such release.
(b)    The Liens on the Collateral will be released with respect to the Notes and the related guarantees:
(i)    upon payment in full of the principal of, together with any accrued and unpaid interest on and all other obligations owed under the Notes and this Indenture, the Guarantees and the Security Documents that are payable at or prior to the time such principal together with accrued and unpaid interest are paid;

(ii)    in whole, upon satisfaction and discharge of this Indenture;
(iii)    in whole, upon a legal defeasance or covenant defeasance with respect to the Notes pursuant to Section 11.01;

(iv)    in part, as to any property or asset constituting Collateral (a) that is sold or otherwise disposed of (other than to another Grantor) in a transaction not prohibited under Section 4.10 or (b) that is owned by a Guarantor to the extent such Guarantor has been released from its guarantee in accordance with the terms of this Indenture;

(v)    pursuant to Section 9.02 of this Indenture;

(vi)    to the extent such Collateral becomes Excluded Assets as a result of a transaction not prohibited by this indenture; or

(vii)    to the extent required by the Intercreditor Agreement.

(c)    Upon any sale or disposition of Collateral in compliance with this Indenture and the Security Documents (other than to another Grantor), the Liens in favor of the Notes Collateral Agent on such Collateral and (subject to the Section 11.02 of this Indenture) all proceeds thereof (other than any proceeds received by a Grantor from such sale or disposition) shall automatically terminate and be released and the Notes Collateral Agent will, upon being provided with indemnification to its satisfaction, execute and deliver such documents and instruments, prepared by the Company, as the Company and the Guarantors may request in writing to evidence such termination and release (without recourse, representation or warranty) without the consent of the Holders of the Notes.

(d)    If the Notes Collateral Agent is requested to authorize or sign a release of Collateral, the Company will furnish to the Notes Collateral Agent and the Trustee (if not the Notes Collateral Agent), prior to each proposed release of Collateral pursuant to the Security Documents and this Indenture, an Officer’s Certificate and Opinion of Counsel and such other documentation as is required by this Indenture, the Security Documents and the Intercreditor Agreement.

Section 11.04    Form and Sufficiency of Release.

In the event that the Company or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that, under the terms of this Indenture may be sold, exchanged or otherwise disposed of by the Company or any Guarantor, and the Company or such Guarantor requests the Notes Collateral Agent to furnish a written disclaimer, release or quitclaim of any interest in such property under this Indenture, the applicable Note Guarantee and the Security Documents, upon receipt of an Officer’s Certificate from the Company and Opinion of Counsel certifying that all conditions precedent to such release have been met, the Notes Collateral Agent shall, at the sole cost and expense of the Company, execute, acknowledge and deliver to the Company or such Guarantor such an instrument in the form provided by the Company (to the extent acceptable to the Notes Collateral Agent, acting reasonably), and providing for release without recourse, representation or warranty, promptly after satisfaction of the conditions set forth herein for delivery of such release and shall, at the sole cost and expense of the Company take such other action as the Company or such Guarantor may reasonably request to effect such release.
Section 11.05    Purchaser Protected.
No purchaser or grantee of any property or rights purporting to be released shall be bound to ascertain the authority of the Trustee or the Notes Collateral Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority.
Section 11.06    Authorization of Actions to be Taken by the Notes Collateral Agent under the Security Documents.
(a)    The Company, the Guarantors and each Holder of Notes, by their acceptance of any Notes and the Note Guarantees, (a) hereby appoints Wells Fargo Bank, National Association, as Notes Collateral Agent, and Wells Fargo Bank, National Association accepts such appointment and (b) agrees that the Notes Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Trustee under Article 7 hereof, including the compensation, reimbursement, and indemnification provisions set forth in Section 7.06 hereof and the resignation and removal provisions of Section 7.07 hereof (with the references to the Trustee therein being deemed to refer to the Notes Collateral Agent). Furthermore, each holder of a Note, by accepting such Note, consents to and approves the terms of and authorizes and directs the Notes Collateral Agent to (i) enter into and perform the duties provided for in the Intercreditor Agreement and each other Security Document in each of its capacities thereunder and (ii) bind the Holders to the terms of the Intercreditor Agreement.
(b)    If the Company or any Guarantor (i) incurs any obligations secured by liens permitted by clause (1) of the definition of “Permitted Liens”, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement contemplated thereby and certifying that such intercreditor agreement complies with such therewith, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.
Section 11.07    Authorization of Receipt of Funds by the Trustee and the Notes Collateral Agent under the Security Agreement.
The Trustee and the Notes Collateral Agent are authorized to receive any funds for the benefit of Holders distributed under the Security Documents to the Trustee or the Notes Collateral Agent, to apply such funds as provided in this Indenture and the Security Documents and to make further distributions of such funds in accordance with the applicable provisions of Section 6.13 hereof.

Section 11.08    Powers Exercisable by Receiver or Notes Collateral Agent.
In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Company or any Guarantor, as applicable, with respect to the release, sale or other disposition of such property may be exercised by such receiver or Trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or any Guarantor, as applicable, or of any officer or officers thereof required by the provisions of this Article 11.
Section 11.09    Future Subordination of the Las Vegas, Nevada Mortgage Lien

The Company may, in its sole and absolute discretion, elect to cause the lien of the mortgage or deed of trust encumbering the Company’s real property the Las Vegas, Nevada Collateral described in Section 11.1(b) above to be subordinated to a new mortgage lien on such property in favor of the ABL Collateral Agent. If the Company provides written notice to the Note Collateral Agent of such election, the Notes Collateral Agent shall, at the sole cost and expense of the Company, execute, acknowledge and deliver to the Company a subordination agreement in the form provided by the ABL Collateral Agent, and shall, at the sole cost and expense of the Company take such other action as the Company or such Guarantor may reasonably request to effect such subordination. The Company shall provide the Trustee with an Officer’s Certificate and Opinion of Counsel on which it may conclusively rely in connection with the execution of any such subordination agreement or action related thereto.
ARTICLE 12
SATISFACTION AND DISCHARGE
Section 12.01    Satisfaction and Discharge.
(a)    This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:
(1)    either:
(A)    all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
(B)    all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the transmitting of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;
(2)    no Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;
(3)    the Company or any Guarantor has paid or caused to be paid all other sums payable by it under this Indenture; and
(4)    the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.
(b)    In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
(c)    Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to Section 12.01(a)(1)(B) of this Indenture, the provisions of Section 12.02 and Section 8.06 of this Indenture shall survive.
Section 12.02    Application of Trust Money.
(a)    Subject to the provisions of Section 8.06 of this Indenture, all money and Government Securities deposited with the Trustee pursuant to Section 12.01 of this Indenture shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee, but such money need not be segregated from other funds except to the extent required by law.
(b)    If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 of this Indenture by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 of this Indenture; provided that if the Company has made any payment of principal, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent, as the case may be.

ARTICLE 13
MISCELLANEOUS
Section 13.01    [Reserved].
Section 13.02    Notices.
(a)    Any notice or communication to the Company, any Guarantor or the Trustee is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to its address:
if to the Company or any Guarantor:

Varex Imaging Corporation
1678 S. Pioneer Road
Salt Lake City, Utah 84104
Attention: Kim Honeysett
Email: Kim.Honeysett@vareximaging.com
with a copy to:

Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, California 94105
Attention: Brett Cooper
Email: bcooper@orrick.com

if to the Trustee:

[Wells Fargo Bank, National Association
1 Independent Drive, Suite 620
Jacksonville, Florida 32202]
The Company, any Guarantor or the Trustee, by like notice, may designate additional or different addresses for subsequent notices or communications.
(b)    All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; when receipt acknowledged, if sent by facsimile or electronic transmission; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.
(c)    Any notice or communication to a Holder shall be electronically transmitted or mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee agrees to accept. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
(d)    Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
(e)    Notwithstanding any other provision herein, where this Indenture provides for notice of any event to any Holder of an interest in a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), according to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.
(f)    The Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or electronic transmission; provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.
(g)    If a notice or communication is transmitted in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
(h)    If the Company transmits a notice or communication to Holders, it shall transmit a copy to the Trustee and each Agent at the same time.
Section 13.03    [Reserved].
Section 13.04    Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Company or any Guarantor to the Trustee to take any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:
(1)    an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 of this Indenture) stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and
(2)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 of this

Indenture) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.
provided that (x) no Opinion of Counsel will be required to be furnished to the Trustee in connection with the authentication and delivery of the Initial Notes on the Issue Date.
Section 13.05    Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:
(1)    a statement that the Person making such certificate or opinion has read such covenant or condition;
(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(3)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate or a certificate of public officials as to matters of fact); and
(4)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.
Section 13.06    Rules by Trustee and Agents.
The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 13.07    No Personal Liability of Directors, Officers, Employees, Incorporator, Stockholder, Member, Partner or Other Holder of Equity Interests.
No director, officer, employee, incorporator, stockholder, member, manager, partner or other holder of Equity Interests of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Guarantees, the Security Documents or the Intercreditor Agreement, as applicable, or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
Section 13.08    Governing Law and Jurisdiction.

THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
The Company and the Trustee (i) agree that any suit, action or proceeding against it arising out of or relating to the this Indenture may be instituted in any U.S. federal or New York state court sitting in the Borough of Manhattan, New York City, New York, (ii) irrevocably submit to the non-exclusive jurisdiction of such courts in any suit, action or proceeding, (iii) waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum and any right to the jurisdiction of any other courts to which it may be entitled on account of place of residence or domicile, and (iv) agree that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding and may be enforced in the courts of the jurisdiction of which it is subject by a suit upon judgment.
Section 13.09    Waiver of Jury Trial.
EACH OF THE COMPANY, THE GUARANTORS, HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 13.10    Force Majeure.
In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services, and pandemics or disease; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
Section 13.11    No Adverse Interpretation of Other Agreements.
This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 13.12    Successors.
All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each

Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.05 of this Indenture.
Section 13.13    Severability.
In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 13.14    Counterpart Originals.
The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
Section 13.15    Table of Contents, Headings, etc.
The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 13.16    Facsimile and PDF Delivery of Signature Pages.
The exchange of copies of this Indenture and of signature pages by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
Section 13.17    U.S.A. PATRIOT Act.
The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.
Section 13.18    Tax Filings.
Upon request from the Trustee, the Company and each of the Holders shall provide information reasonably necessary in order to enable the Trustee to determine whether any withholding obligations under Section 1471-1474 of the Internal Revenue Code of 1986

(“FATCA”) or applicable law apply. The Trustee shall be entitled to make any withholding or deductions from payments to the extent necessary to comply with FATCA or applicable law and neither the Trustee nor the Company shall have any liability in connection with its compliance therewith.
Section 13.19    Payments Due on Non-Business Days.
In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes; provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.
[Signatures on following page]

    IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

Varex Imaging Corporation
By:     /s/ Matthew C. Lowell
Name:      Matthew C. Lowell
Title:    Vice President of Finance, Treasury and Business Development

3901 Carnation Street, LLC,
by its sole member, Varex Imaging Corporation
By:     /s/ Matthew C. Lowell
Name:      Matthew C. Lowell
Title:    Vice President of Finance, Treasury and Business Development

Varex Imaging Americas Corporation
By:     /s/ Matthew C. Lowell
Name:      Matthew C. Lowell
Title:    Vice President and Treasurer

Varex Imaging Deutschland AG
By:     /s/ Marcus Kirchhoff
Name:      Marcus Kirchhoff
Title:    Member of the Executive Board

Varex Imaging Holdings, Inc.
By:     /s/ Kimberley E. Honeysett
Name:      Kimberley E. Honeysett
Title:    Vice President and Secretary

    [Signature Page to Indenture]

Varex Imaging Investments B.V., represented by
By:     /s/ Kimberley E. Honeysett
Name:      Kimberley E. Honeysett
Title:    Managing Director

Varex Imaging West Holdings, Inc.
By:     /s/ Matthew C. Lowell
Name:      Matthew C. Lowell
Title:    Treasurer and Vice President

Varex Imaging West, LLC
By:     /s/ Matthew C. Lowell
Name:      Matthew C. Lowell
Title:    Treasurer

Virtual Media Integration, LLC,
by its sole member, Varex Imaging Corporation
By:     /s/ Matthew C. Lowell
Name:      Matthew C. Lowell
Title:    Vice President of Finance, Treasury and     Business Development
[Signature Page to Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
Name:	Patrick Giordano
Title:	Vice President

[Signature Page to Indenture]

APPENDIX A
PROVISIONS RELATING TO THE INITIAL NOTES AND THE ADDITIONAL NOTES
Section 1.1    Definitions.
(a)    Capitalized Terms.
Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Indenture. The following capitalized terms have the following meanings:
“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.
“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.
“Distribution Compliance Period,” with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.
“Euroclear” means Euroclear Bank S.A./N.V., as operator of Euroclear systems Clearance System or any successor securities clearing agency.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.
“U.S. person” means a “U.S. person” as defined in Regulation S.
(b)    Other Definitions.
Appendix A-1

Term:	Defined in Section:
“Agent Members”	2.1(c)
“Definitive Notes Legend”	2.2(e)
“ERISA Legend”	2.2(e)
“Global Note”	2.1(b)
“Global Notes Legend”	2.2(e)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.2(e)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(a)

Section 1.2    Form and Dating.
(a)    The Initial Notes issued on the date hereof shall be (i) offered and sold by the Company to the initial purchasers thereof and (ii)    resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). Additional Notes may also be considered to be Rule 144A Notes or Regulation S Notes, as applicable.
(b)    Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent Global Notes in definitive, fully registered form, numbered RA-1 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more Global Notes, numbered RS-1 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in the Indenture. The Rule 144A Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of this Indenture and Section 1.3 of this Appendix A.
(c)    Book-Entry Provisions. This Section 1.2(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.
Appendix A-2

The Company shall execute and the Trustee shall, in accordance with this Section 1.2(c) and Section 2.02 of this Indenture and pursuant to an Authentication Order, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.
Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.
(d)    Definitive Notes. Except as provided in Section 1.3 or Section 1.4 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.
Section 1.3    Transfer and Exchange.
(a)    Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:
(i)    to register the transfer of such Definitive Notes; or
(ii)    to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:
(1)    shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his or her attorney duly authorized in writing; and
(2)    in the case of Transfer Restricted Notes, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.2(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and are accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.
Appendix A-3

(b)    Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with:
(i)    a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and
(ii)    written instructions directing the Trustee to make, or to direct the custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase,

(iii)    the Trustee shall cancel such Definitive Note and cause, or direct the custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If the applicable Global Note is not then outstanding, the Company shall issue and the Trustee shall authenticate, upon an Authentication Order, a new applicable Global Note in the appropriate principal amount.
(c)    Transfer and Exchange of Global Notes.
(i)    The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth in Section 1.3(d) of this Appendix A, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.
(ii)    If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the
Appendix A-4

date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.
(iii)    Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 1.4 of this Appendix A), a Global Note may not be transferred except as a whole and not in part if the transfer is by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
(d)    Restrictions on Transfer of Global Notes; Voluntary Exchange of Interests in Transfer Restricted Global Notes for Interests in Unrestricted Global Notes.
(i)    Transfers by an owner of a beneficial interest in a Rule 144A Global Note to a transferee who takes delivery of such interest through another Restricted Global Note shall be made in accordance with the Applicable Procedures and the Restricted Notes Legend and only upon receipt by the Trustee of a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.
(ii)    During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures, the Restricted Notes Legend on such Regulation S Global Note and any applicable securities laws of any state of the U.S. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a Rule 144A Global Note shall be made only in accordance with the Applicable Procedures and the Restricted Notes Legend and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period. Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of the Indenture.
(iii)    Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in an Unrestricted Global Note upon certification in the form provided on the reverse side of the Form of Note in Exhibit A for an exchange from a Regulation S Global Note to an Unrestricted Global Note.
(iv)    Beneficial interests in a Transfer Restricted Note that is a Rule 144A Global Note may be exchanged for beneficial interests in an Unrestricted Global Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse
Appendix A-5

side of the Form of Note in Exhibit A) and/or upon delivery of such legal opinions, certifications and other information as the Company or the Trustee may reasonably request.
(v)    If no Unrestricted Global Note is outstanding at the time of a transfer contemplated by the preceding clauses (iii) and (iv), the Company shall issue and the Trustee shall authenticate, upon an Authentication Order, a new Unrestricted Global Note in the appropriate principal amount.
(e)    Legends.
(i)    Except as permitted by Section 1.3(d) and this Section 1.3(e) of this Appendix A, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO
Appendix A-6

OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]
Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
Each Global Note shall bear the following additional legend (“Global Notes Legend”):
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF
Appendix A-7

PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
Each Note shall bear the following additional legend (“ERISA Legend”):
BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL, OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.
(ii)    Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and the Definitive Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and provides such legal opinions, certifications and other information as the Company or the Trustee may reasonably request.
(iii)    Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.
(f)    Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the custodian for such Global Note) with respect to such Global Note, by the Registrar or the custodian, to reflect such reduction.
Appendix A-8

(g)    Obligations with Respect to Transfers and Exchanges of Notes.
(i)    To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.
(ii)    No service charge shall be imposed in connection with any registration of transfer or exchange (other than pursuant to Section 2.07 of this Indenture), but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.10, 4.15 and 9.04 of this Indenture).
(iii)    Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
(iv)    All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
(v)    In order to effect any transfer or exchange of an interest in any Transfer Restricted Note for an interest in a Note that does not bear the Restricted Notes Legend and has not been registered under the Securities Act, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Registrar to the effect that no registration under the Securities Act is required in respect of such exchange or transfer or the re-sale of such interest by the beneficial Holder thereof, shall be required to be delivered to the Registrar and the Trustee.
(h)    No Obligation of the Trustee.
(i)    The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may
Appendix A-9

rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.
(ii)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 1.4    Definitive Notes.
(a)    A Global Note deposited with the Depositary or with the Trustee as custodian pursuant to Section 1.2 of this Appendix A may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 1.3 of this Appendix A and (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Company within 90 days of such notice or after the Company becomes aware of such cessation or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depositary. In addition, any Affiliate of the Company or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note by providing a written request to the Company and the Trustee and such Opinions of Counsel, certificates or other information as may be required by this Indenture or the Company or Trustee.
(b)    Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 1.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 1.4 shall be executed, authenticated and delivered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a Global Note that is a Transfer Restricted Note shall, except as otherwise provided by Section 1.3(e) of this Appendix A, bear the Restricted Notes Legend.
(c)    The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
Appendix A-10

(d)    In the event of the occurrence of any of the events specified in Section 1.4(a) of this Appendix A, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

Appendix A-11

Exhibit A
[FORM OF FACE OF NOTE]
[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]
[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]
[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]
[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Indenture.]

|US-DOCS\117884534.2||

CUSIP [  ]
ISIN [  ]1
[RULE 144A][REGULATION S][IAI][GLOBAL] NOTE
7.875% Senior Secured Notes due 2027
No. [RA-__] [RS-__][RIAI- ] [Up to]2 [$[  ]]
VAREX IMAGING CORPORATION
promises to pay to [CEDE & CO.]3 [  ] or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto]4 [of $[  ]([  ] Dollars)]5 on October 15, 2027.
Interest Payment Dates: April 15 and October 15
Record Dates: April 1 and October 1

1     Rule144A Note CUSIP: 92214X AC0
    Rule 144A Note ISIN: US92214XAC02
    Regulation S Note CUSIP: U9219X AA0
    Regulation S Note ISIN: USU9219XAAA01

2     Include in Global Notes.
3     Include in Global Notes.
4    Include in Global Notes.
5    Include in Definitive Notes.

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.
Dated:

VAREX IMAGING CORPORATION

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION
This is one of the Notes referred to in the within-mentioned Indenture:
Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Reverse Side of Note]
7.875% Senior Secured Notes due 2027
Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1.INTEREST. Varex Imaging Corporation, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 7.875% per annum until but excluding maturity. The Company shall pay interest semi-annually in arrears on April 15 and October 15 of each year (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including [  ] [  ], 20[  ]; provided that the first Interest Payment Date shall be [  ] [  ], 20[  ]. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment falls on a day that is not a Business Day, the required payment will be made on the succeeding Business Day and no interest on such payment will accrue in respect of the delay.
2.METHOD OF PAYMENT. The Company shall pay interest on the Notes to the Persons who are registered Holders at the close of business on April 1 and October 1 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.
3.PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Restricted Subsidiaries may act in any such capacity.
4.INDENTURE. The Company issued the Notes under an Indenture, dated as of September 30, 2020 (as amended or supplemented from time to time, the “Indenture”), among Varex Imaging Corporation, the other Guarantors named therein and the Trustee and Collateral

Agent. This Note is one of a duly authorized issue of Notes of the Company designated as its 7.875% Senior Secured Notes due 2027. The Company shall be entitled to issue Additional Notes pursuant to Section 2.01 and 4.09 of the Indenture. The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
5.GUARANTEES. From and after the Issue Date, to guarantee the due and punctual payment of the principal, premium, if any, interest (including post filing or post-petition interest in any proceeding under Bankruptcy Law) on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, each Guarantor will unconditionally guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior secured basis pursuant to the terms of the Indenture.
6.SECURITY. The Notes and the related Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Security Documents and the Intercreditor Agreement. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreement, each as may be in effect or may be amended from time to time in accordance with their terms and the Indenture, and authorizes and directs each of the Trustee and the Notes Collateral Agent, as applicable, to enter into the Security Documents and the Intercreditor Agreement on the Issue Date, and the Security Documents at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.
7.REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of certain repurchase events, as further described in the Indenture. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.
8.DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered for repurchase in connection with a Change of Control Offer or Asset Sale Offer, except for the unredeemed portion of any Note being redeemed or repurchased in part. Holders will be required to pay all taxes due on transfer or exchange. The transferor shall also provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility whatsoever to verify or ensure the accuracy of such information.
9.PERSONS DEEMED OWNERS. The registered Holder of each Note may be treated as its owner for all purposes.
10.AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.
11.DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.
12.AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual or electronic signature of the Trustee.
13.GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
14.CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:
c/o Varex Imaging Corporation
    1678 S. Pioneer Road
    Salt Lake City, Utah 84104
    Attention: Kim Honeysett
    Email: Kim.Honeysett@vareximaging.com

ASSIGNMENT FORM
To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:
* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
REGISTRATION OF TRANSFERS OF TRANSFER RESTRICTED NOTES
This certificate relates to $          principal amount of Notes held in (check applicable space) □ bookentry or □ definitive form by the undersigned.
The undersigned (check one box below):
□    has requested the Trustee by written order to deliver in exchange for its beneficial interest in a Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or
□    has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.
In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms:
CHECK ONE BOX BELOW
(1)    □    to the Company or subsidiary thereof; or
(2)    □    to the Registrar for registration in the name of the Holder, without transfer; or
(3)    □    pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or
(4)    □    to a Person that the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or
(5)    □    pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the Notes shall be held immediately thereafter through Euroclear or Clearstream); or
(6)    □    to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements; or
(7)    □    pursuant to Rule 144 under the Securities Act; or

(8)    □    pursuant to another available exemption from registration under the Securities Act.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6), (7) or (8) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company or the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Your Signature
Date:
Signature of Signature Guarantor

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
	NOTICE:	To be executed by an executive officer
Name:
Title:
Signature Guarantee*:
* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

TO BE COMPLETED IF THE HOLDER REQUIRES AN EXCHANGE FROM A
REGULATION S GLOBAL NOTE TO AN UNRESTRICTED GLOBAL NOTE, PURSUANT TO SECTION 1.3(d)(iii) OF APPENDIX A TO THE INDENTURE6
The undersigned represents and warrants that either:
□    the undersigned is not a dealer (as defined in the Securities Act) and is a non-U.S. person (within the meaning of Regulation S under the Securities Act); or
□    the undersigned is not a dealer (as defined in the Securities Act) and is a U.S. person (within the meaning of Regulation S under the Securities Act) who purchased interests in the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act; or
□    the undersigned is a dealer (as defined in the Securities Act) and the interest of the undersigned in this Note does not constitute the whole or a part of an unsold allotment to or subscription by such dealer for the Notes.

Dated:
Your Signature

6 Include only for Regulation S Global Notes.

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, check the appropriate box below:
[  ] Section 4.10 [  ] Section 4.15
If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:
$_________________ (integral multiples of $1,000; provided that the unpurchased portion must be in a minimum principal amount of $2,000)

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:
* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*
The initial outstanding principal amount of this Global Note is $[  ]. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee, Depositary or Custodian
*This schedule should be included only if the Note is issued in global form.

EXHIBIT B
FORM OF
TRANSFEREE LETTER OF REPRESENTATION
Varex Imaging Corporation
1678 S. Pioneer Road
Salt Lake City, Utah 84104
Attention: Kim Honeysett

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $         principal amount of the 7.875% Senior Secured Notes due 2027 (the “Notes”) of Varex Imaging Corporation (the “Company”).
Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:
Address:
Taxpayer ID Number:

The undersigned represents and warrants to you that we understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only in accordance with the Restricted Notes Legend (as such term is defined in the indenture under which the Notes were issued) on the Notes and any applicable securities laws of any state of the United States. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes with respect to applicable transfers described in the Restricted Notes Legend to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.
B-1

TRANSFEREE:
by:

B-2

EXHIBIT C
FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS
Supplemental Indenture (this “Supplemental Indenture”), dated as of [  ] [  ], 20[  ], among [  ] (the “Guaranteeing Subsidiary”), a subsidiary of Varex Imaging Corporation (the “Company”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, each of the Company and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of September 30, 2020, providing for the issuance of an unlimited aggregate principal amount of 7.875% Senior Secured Notes due 2027 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 11 thereof.
3.Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
4.Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
C-1

5.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
6.Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]
By:
Name:
Title:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:

C-2

EXHIBIT D
NORTON ROSE FULBRIGHT
CONFIDENTIAL    [Agreed template]
    1001136168

Date    [    ] 2020

INTELLECTUAL PROPERTY RIGHTS PLEDGE AGREEMENT
(Vereinbarung über die Verpfändung von geistigen Eigentumsrechten)

between

Varex Imaging Deutschland AG
as Pledgor

and

[    ]
as Collateral Agent and Pledgee

Contents

Clause    Page

1	DEFINITIONS AND INTERPRETATION	4
2	PURPOSE OF THE PLEDGE (SICHERUNGSZWECK)	6
3	PLEDGE	6
4	EXERCISE OF RIGHTS	7
5	LIST OF COLLATERAL	7
6	DOCUMENTATION OF THE COLLATERAL	7
7	BOOKKEEPING AND DATA-PROCESSING	7
8	ENFORCEMENT OF THE PLEDGES	8
9	UNDERTAKINGS OF THE PLEDGOR	9
10	REPRESENTATIONS AND WARRANTIES	10
11	LIMITATIONS	10
12	FIRST RANKING PLEDGES AND SECOND RANKING PLEDGES	11
13	DURATION AND INDEPENDENCE	11
14	PARTIAL INVALIDITY; WAIVER; AMENDMENTS; MISCELLANEOUS	11
15	NOTICES	11
16	INDEMNITY	12
17	COSTS AND EXPENSES	12
18	CONCLUSION OF THIS AGREEMENT (VERTRAGSABSCHLUSS)	12
19	APPLICABLE LAW	12
20	JURISDICTION	12
Schedule 1	DESIGNS	13
Schedule 2	PATENTS	14
Schedule 3	TRADEMARKS	15
Schedule 4	UTILITY MODELS	16
Schedule 5	KNOW HOW	17
Schedule 6	OTHER IP RIGHTS	18
Schedule 7	LICENSES GRANTED BY THE PLEDGOR	19

THIS INTELLECTUAL PROPERTY RIGHTS PLEDGE AGREEMENT (Agreement) is made on [    ] .
BETWEEN:
(1)Varex Imaging Deutschland AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of Germany, having its business address at Otto-Brenner-Straße 10, 47877 Willich, which is registered in the commercial register (Handelsregister) kept at the local court (Amtsgericht) of Krefeld under registration number HRB 15977 (Pledgor (Pfandgeber)); and
(2)[    ], in its capacity as collateral agent under the ABL Credit Agreement (Collateral Agent and Pledgee (Pfandnehmer))7,
(the Pledgor and the Pledgee together referred to as, the Parties, and each, a Party).

PREAMBLE:
(A)A senior secured indenture dated as of 30 September 2020 has been entered into between, among others, Varex Imaging Corporation as issuer (Issuer), certain of its direct or indirect wholly-owned subsidiaries as guarantors, Wells Fargo Bank, National Association as trustee and collateral agent (Indenture), providing for the issuance of the US$300,000,000 7.875 % senior secured notes due 2027 (Notes).
(B)Furthermore, a purchase agreement dated as of 25 September 2020 has been entered into between, among others, the Issuer and Goldman Sachs & Co. LLC, BofA Securities, Inc. and Citigroup Global Markets Inc. as representatives of the several purchasers named therein in relation to the Notes (Purchase Agreement).
(C)Pursuant to a revolving credit agreement dated on or about the date hereof between, among others, Varex Imaging Corporation, a Delaware corporation and certain of its direct or indirect wholly-owned domestic subsidiaries as borrowers (collectively, the U.S. Borrowers and each, individually, a U.S. Borrower), Varex Imaging Deutschland AG as German borrower (German Borrower and, together with the U.S. Borrowers, collectively, the Borrowers and each, individually, a Borrower), certain banks and financial institutions as lenders (Lenders) and Bank of America, N.A. as administrative agent and collateral agent (as amended, varied, supplemented, increased or extended from time to time, ABL Credit Agreement), the Lenders have agreed to make available certain facilities to the Borrowers.
(D)It is agreed that the Pledgor grants a second ranking pledge (gewährt ein nachrangiges Pfandrecht) over the Collateral (as defined below) as security for the Secured Parties’ (as defined in the ABL Credit Agreement) respective claims against the Loan Parties under the Loan Documents (as defined below).
(E)[Pursuant to an IP pledge agreement dated on or about the date of this Agreement (First Ranking Pledge Agreement) the Collateral has been pledged (First Ranking Pledges) in favour of [    ] as first lien notes agent (First Lien Notes Agent) to secure the obligations under the First Lien Notes Documents (as defined in the Intercreditor Agreement (as defined below)).]8
7 Reference to the respective agent shall be made, i.e. First Lien Notes Agent or ABL Agent. Global change then required.
8 Reference in the First Ranking Pledge Agreement needs to refer to the Second Ranking Pledge Agreement.

(F)The security created by this Agreement is to be held by the Collateral Agent (in its own name and on its own behalf in its capacity as creditor of the obligations under the Parallel Debt Obligations (as defined in the Intercreditor Agreement)) and administered by the Collateral Agent (in its own name and on its own behalf) for and on behalf of the Secured Parties. This agreement shall be subject to the relevant provisions of an intercreditor agreement dated [    ] between, among others, the Collateral Agent, the First Lien Notes Agent and the other parties named therein (as amended, restated, varied, novated, supplemented, superseded or extended from time to time, the Intercreditor Agreement). Pursuant to the Intercreditor Agreement the parties have agreed that the First Ranking Pledges shall be deemed prior ranking to the Pledges (as defined below) created under this Agreement.

IT IS AGREED as follows:
1    Definitions and interpretation
1.1    Definitions
Unless otherwise defined herein, capitalised terms used in this Agreement shall have the same meaning as ascribed to them in the Intercreditor Agreement.
In this Agreement:
Collateral means:
(a)    the Intellectual Property;

(b)    all present and future claims of the Pledgor in connection with infringements of any Intellectual Property by a third party; and

(c)    all present and future claims of the Pledgor in connection with the utilisation of the Intellectual Property, including, but not limited to, claims against licensees, sub-licensees and other operators of the Intellectual Property, in particular under the licences listed in Schedule 7 (Licenses granted by the Pledgor).
Designs (Muster) means all:
(a)    designs (Geschmacksmuster), whether registered or not, owned by the Pledgor currently and in the future;
(b)    design applications (Geschmacksmusteranmeldungen) filed by the Pledgor and currently pending and filed by the Pledgor in the future; and
(c)    rights to the grant of designs (Ansprüche auf Erteilung von Geschmacksmustern) and remainders (Anwartschaftsrechte) to designs owned by the Pledgor currently and in the future, including but not limited to those listed in Schedule 1 (Designs) and Design means any of them.
Event of Default means an event of default as defined in the ABL Credit Agreement.
Intellectual Property (geistiges Eigentum) means the Patents, the Designs, the Utility Models, the Trademarks, the Know How and the Other IP Rights.

Know-how (Betriebserfahrungen) means all:
(a)    now-how, knowledge, trade secrets, procedures, methods, practices, formulae and other intangible property used by the Pledgor currently and in the future that is not protected by registered intellectual property rights; and
(b)    physical evidence of the aforementioned including, but not limited to, written descriptions (in particular specimens, drawings and plans) and storage by electronic means (in particular CD-ROMs and DVDs), including, but not limited to, those listed in Schedule 5 (Know How).
Loan Documents shall have the meaning ascribed to such term in the ABL Credit Agreement.9
Loan Parties shall have the meaning ascribed to such term in the ABL Credit Agreement.
Other IP Rights means all:
(a)    registered and non-registered rights in designations and names (Kennzeichen- und Namensrechte) and the goodwill related thereto owned by the Pledgor currently and in the future and all applications for rights in designations and names filed by the Pledgor and currently pending and filed by the Pledgor in the future;
(b)    copyrights (Urheberrechte) owned by the Pledgor currently and in the future; and
(c)    domain names (Domainnamen) owned by the Pledgor currently and in the future and all applications for domain names filed by the Pledgor and currently pending and filed by the Pledgor in the future, including but not limited to those listed in Schedule 6 (Other IP Rights) and Other IP Right means any of them.
Patents (Patente) means all:
(a)    registered patents (Patente) owned by the Pledgor currently and in the future;
(b)    patent applications (Patentanmeldungen) filed by the Pledgor and currently pending and filed by the Pledgor in the future; and
(c)    rights to the grant of patents (Ansprüche auf Erteilung von Patenten) and remainders (Anwartschaftsrechte) to patents owned by the Pledgor currently and in the future, including but not limited to those listed in Schedule 2 (Patents) and Patent means any of them.
Secured Obligations means any and all [add reference to either the ABL or the Notes Obligations (including, without limitation, any obligations owed to the Collateral Agent under the parallel debt undertaking under section 7.14 (Germany: Parallel Undertaking) of the Intercreditor Agreement) and any obligation or liability to pay
9 Respective definition as regards Notes Documents to be included in relation to the IP pledge agreement which shall secure the relevant Notes Obligations (as defined in the Intercreditor Agreement).

damages) which are or may become payable or owing by any Loan Party to any Secured Party or any of them pursuant to or in connection with the Loan Documents or any of them (including, but not limited to, any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt)).
Secured Parties has the meaning ascribed to such term in the ABL Credit Agreement.
Trademarks (Schutzmarken) means all:
(a)    registered and unregistered trademarks (Marken) owned by the Pledgor currently and in the future;
(b)    trademark applications (Markenanmeldungen) filed by the Pledgor and currently pending and filed by the Pledgor in the future; and
(c)    rights to the grant of trademarks (Ansprüche auf Erteilung von Marken) and remainders (Anwartschaftsrechte) to trademarks owned by the Pledgor currently and in the future, including but not limited to those listed in Schedule 3 (Trademarks) and Trademark means any of them.
Utility Models (Gebrauchsmuster) means all:
(a)    registered utility models owned by the Pledgor currently and in the future;
(b)    utility model applications (Gebrauchsmusterameldungen) filed by the Pledgor and currently pending and filed by the Pledgor in the future; and
(c)    all rights to the grant of utility models (Ansprüche auf Erteilung von Gebrauchsmustern) and remainders (Anwartschaftsrechte) to utility models owned by the Pledgor currently and in the future, including but not limited to those listed in Schedule 4 (Utility Models) and Utility Model means any of them.
1.2    Interpretation
(a)    This Agreement is made in the English language only. For the avoidance of doubt, the English version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail wherever such original English word or phrase translated by such German term appears in the text of this Agreement. Wherever a German term has been used in this Agreement, such German term shall be authoritative for the construction and interpretation. Where an English legal term or concept has been used in this Agreement, the related German legal term or concept shall be authoritative for the construction and interpretation of this Agreement, unless specifically provided for otherwise in this Agreement.
(b)    The headings in this Agreement do not affect its interpretation.
(c)    Words importing the singular include the plural and vice versa.
(d)    Any reference in this Agreement to a Clause, Paragraph or a Schedule shall, subject to any contrary indication, be construed as a reference to a clause, paragraph or schedule of this Agreement.

2    Purpose of the Pledge (Sicherungszweck)
The pledges hereunder are constituted in order to secure (zur Besicherung) the prompt and complete satisfaction of all Secured Obligations. The pledges shall also cover any future extension of the Secured Obligations and the Pledgor herewith expressly agrees that the provisions of section 1210 paragraph 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.
3    Pledge
The Pledgor hereby grants to the Pledgee a [first/second] ranking pledge (nachrangiges Pfandrecht) in relation to the Collateral (each, a Pledge and together, the Pledges).
3.1    The Pledgee hereby accepts its Pledge for itself.
3.2    The validity and effect of each of the Pledges shall be independent from the validity and the effect of the other Pledges created hereunder.
3.3    The Pledges shall rank ahead of any other security interest or third party right now in existence or created in the future in or over any of the Collateral other than the [First/Second] Ranking Pledges. The Pledges to the Pledgee shall be separate and individual pledges ranking pari passu with the other Pledges created hereunder.
3.4    Each of the Pledges is in addition, and without prejudice, to any other security the Pledgee may now or hereafter hold in respect of the Secured Obligations.
3.5    For the avoidance of doubt, the Parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the transfer or assignment including by way of assumption (Vertragsübernahme), of all or part of the Secured Obligations by the Pledgee to a future pledgee.
3.6    Waiving section 418 of the German Civil Code, the Parties to this Agreement hereby agree that the security interest created hereunder shall not be affected by any transfer or assumption of the Secured Obligations to, or by, any third party.
3.7    Insofar as the Pledgee may require additional declarations or actions for perfecting, protecting or enforcing the Pledges intended to be created by this Agreement, the Pledgor shall, at the Pledgee's request, make such declarations or undertake such actions at its own expense.
4    Exercise of rights
4.1    Unless the Pledgee gives notice to the contrary upon the occurrence of an enforcement event pursuant to Clause 8.1, the Pledgor, acting with the care of a prudent merchant (Sorgfalt eines ordentlichen Geschäftsmannes), shall have the right to exercise all rights and powers in connection with the Collateral.
4.2    The Pledgor is in particular entitled to use the Collateral in its ordinary course of Business. The Pledgor shall, at the Pledgee’s reasonable request, provide the Pledgee with evidence of compliance with this Clause 4.2.
5    List of Collateral
The Pledgor shall (i) with each Borrowing Base Certificate and in accordance with section 7.04 (Reporting Requirements) of the ABL Credit Agreement deliver to the

Pledgee an updated list of the Collateral and (ii) if reasonably requested by the Pledgee in writing, take or cause to be taken such further actions in accordance with section 7.01 (l) (Further Assurances) of the ABL Credit Agreement.
The list will be in all material respects a complete and accurate list of all the Collateral owned by the Pledgor as of the date of the Borrowing Base Certificate.
6    Documentation of the Collateral
6.1    With respect to Collateral that is registered and pending applications as at the date hereof, the Pledgor shall deliver to the Pledgee copies of all certificates of registration (Erteilungsurkunde) and application confirmations (Anmeldebestätigung) or similar documents.
6.2    With respect to Collateral that will be registered and applications that will be filed after the date hereof, the Pledgor shall deliver to the Pledgee copies of the applications (Anmeldungen), the application confirmations and the certificates of registration or similar documents.
7    Bookkeeping and data-processing
7.1    If proof or documents which are necessary to identify the Collateral have been handed over by the Pledgor to a third party, the Pledgor hereby assigns to the Pledgee, who accepts such assignment, its right to demand from such third party the return of such proof and documents. Upon the occurrence of an Event of Default which is continuing and upon the Pledgee’s reasonable request, the Pledgor shall instruct the third party to provide to the Pledgee such information and documents which are necessary to perfect or enforce the security created hereunder.
7.2    If details concerning the Collateral or any part thereof have been stored in an electronic data-processing system, then upon the occurrence of an Event of Default which is continuing, the Pledgee is authorised to access to the computer, including the peripheral equipment, and all data concerning the Collateral. If required, the Pledgor shall make available software operators and any assistance required shall be provided to the Pledgee. If a third party handles the electronic processing of data, then upon the occurrence of an Event of Default which is continuing the Pledgor hereby assigns to the Pledgee, who accepts such assignment, all rights against such third party relating to these services, and instructs such third party to handle the processing of data for the Pledgee upon its demand acting reasonably as it did for the Pledgor.
7.3    At all times prior to the occurrence of an Event of Default, the Pledgee authorises the Pledgor to exercise the rights assigned to the Pledgee under Clause 7.1.
8    Enforcement of the Pledges
8.1    If the requirements set forth in sections 1273, 1204 et seq. of the German Civil Code with regard to the enforcement of any of the Pledges are met (Pfandreife), then in order to enforce the Pledges, the Pledgee may at any time thereafter avail itself of all rights and remedies that a pledgee has upon default of a pledgor under German law.
8.2    Notwithstanding section 1277 of the German Civil Code, the Pledgee is entitled to exercise its rights without obtaining an enforceable judgment or other instrument (vollstreckbarer Titel) by way of public auction.

8.3    The Pledgor hereby expressly agrees that five Business Days’ prior written notice to the Pledgor of the place and time of any such public auction shall be sufficient. However, such notification is not necessary if:
(a)    the Pledgor has ceased to make payments;
(b)    an application for the commencement of insolvency proceedings is filed by or against it; or
(c)    there is reason to believe that observance of the notice period will adversely affect the security interest of the Secured Parties.

8.4    If the Pledgee seeks to enforce the Pledges under Clause 8.1 above, the Pledgor shall at its own expense render all necessary assistance in order to facilitate the prompt realisation of the Pledges or any part thereof, or the exercise by the Pledgee of any other right the Pledgee may have as pledgee under this Agreement or German law.
8.5    If the Pledges are enforced, no rights of the Pledgee shall pass to the Pledgor by subrogation or otherwise unless and until all of the Secured Obligations have been satisfied and discharged in full. Until then, the Pledgee shall be entitled to treat all enforcement proceeds as additional security for the Secured Obligations.
8.6    Following satisfaction of the requirements for enforcement under Clause 8.1 above, all subsequent dividend payments and all payments based on similar ancillary rights attributed to the Collateral may be applied by the Pledgee in satisfaction in whole or in part of the Secured Obligations or treated as additional security for the Secured Obligations.
8.7    The Pledgee may in its sole discretion determine which of several security interests shall be used to satisfy the Secured Obligations.
8.8    The Pledgor hereby expressly waives all defenses of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to sections 770, 1211 of the German Civil Code,. In the case of enforcement and subject to Clause 8.4 above, section 1225 of the German Civil Code (Forderungsübergang auf den Pfandgeber) shall not apply.
8.9    In the case of a sale of the Collateral, the Pledgor shall promptly provide the Pledgee with all documents of title and other documents relating to the Collateral.
9    Undertakings of the Pledgor
During the term of this Agreement, the Pledgor undertakes to the Pledgee unless otherwise expressly agreed in the Loan Documents:
9.1    not to take, or as the case may be, participate in:
(a)    any action which results or might result in the Pledgor's loss of ownership of all or part of the Collateral;

(b)    any other transaction which would have the same effect as a sale, transfer, encumbrance, or other disposal of the Collateral;
(c)    any action which would for any other reason be inconsistent with the security interest of the Pledgee or the security purpose (as described in Clause 2 (Purpose of the Pledge (Sicherungszweck)) above); or

d)    any action which would defeat, impair or circumvent the rights of the Pledgee, except, in each case, with the prior written consent of the Pledgee;
9.2    not to encumber, permit to subsist, create, or agree to create any other security interest or third party right in or over the Collateral other than the [First/Second] Ranking Pledges;

9.3    upon request of the Pledgee to make all statements and take all actions, and to procure that all statements are made and all actions are taken, which are required or helpful in order to obtain and maintain protection for the Collateral, in particular to maintain the registration of the Collateral (including the payment of renewal fees), and to deliver to the Pledgee without undue delay copies of the respective documents evidencing such statements and actions;
9.4    to establish for the area of the European Union a permanent surveillance for publications of applications and registrations of intellectual property rights which may infringe or otherwise collide with the Collateral;
9.5    to promptly inform the Pledgee and to deliver complete documentation related thereto, if a third party challenges the validity of the Collateral or alleges that the Collateral violates the rights of third parties, and to assert all claims and to litigate if this is required for the defence against the alleged claims;
9.6    to promptly inform the Pledgee of all events which may adversely affect the security interest of the Pledgee created by this Agreement; and
9.7    to inform the Pledgee promptly of any attachment and transfer of garnished claims (Pfändung und Überweisung) in respect of the Collateral or any part thereof or any other measures which may materially impair or jeopardise the Pledgee's rights relating thereto. In the event of an attachment, the Pledgor undertakes to forward to the Pledgee without undue delay a copy of the attachment order (Pfändungsbeschluss), the garnishee order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment. The Pledgor shall inform the attaching creditor immediately of the Pledgee's security interests.

10    Representations and warranties

The Pledgor represents and warrants to the Pledgee by way of an independent guarantee in the meaning of section 311 of the German Civil Code (unabhängiges Garantieversprechen) that:

10.1    it is the sole legal and beneficial owner of the Collateral, free from encumbrances (other than the [First/Second] Ranking Pledges);
10.2    the Collateral is validly existing and that the Pledgor has not received any notice or other information that may result in a nullification of the Collateral from the respective registers (Löschung);
10.3    none of the Collateral is being infringed, subject to any opposition proceedings, cancellation or actions nor are there any infringements, opposition proceedings, cancellations and actions threatening;
10.4    as at the date hereof the information and data contained in Schedule 1 to Schedule 7 are complete and accurate;

10.5    any claims of third parties with respect to the Collateral (including employees of the Pledgor as inventors) have been satisfied by the Pledgor; and

10.6    the Pledgor has received no notice of any adverse claim by or and security interests in favour of any person in respect of the ownership of the Collateral or any interest therein nor has any acknowledgement been given to any person in respect thereof.
11    Limitations
11.1    The Parties agree that no director (Vorstand), manager, and other person holding a similar position shall incur any personal liability resulting from the granting or enforcement of any security granted under this Agreement or any guarantee and any other liability, indemnity or other payment obligation under or in connection with this Agreement or any other Loan Document. Therefore, the Parties agree to limit the granting and/or the enforcement of such security, guarantee, other liability, indemnity or other payment obligation under or in connection with this Agreement or any other Loan Document (but only if and to the extent required) in order to protect a director (Vorstand), managing director, and other person holding a similar position of the Pledgor from such liability.
11.2    Therefore, to the extent the Pledgor secures, guarantees or indemnifies any obligations under this Agreement or any other provision of the Loan Documents of any of its holding companies or affiliates (other than a subsidiary of the Pledgor), the granting of such guarantees, security and/ or indemnification and the enforcement of the respective obligations of the Pledgor under this Agreement (or any other (relevant provision of the) Loan Documents) shall be limited to the amount that would not (i) constitute a repayment of the contributions (Rückgewähr der Einlagen) of the shareholders of the Pledgor or (ii) otherwise be in violation of Section 57 of the German Stock Corporation Act (AktG).
11.3    Nothing in this Clause 11 (Limitations) shall prevent the Pledgee or the Pledgor from claiming in court that payments under and/ or an enforcement of any of the security, guarantee, indemnity or other obligations do or do not fall within the scope of Section 57 AktG and/or any other provision that may be relevant from time to time.
11.4    Nothing in this Clause 11 (Limitations) shall constitute a waiver (Verzicht) of any right granted under this Agreement or any other Loan Document to the Pledgee or any Lender or Issuing Bank or vice versa.
The Parties agree already now that this Clause 11 (Limitations) shall be amended as required or advisable in case of any changes in law, jurisprudence or facts. In addition, in case of an accession by any additional party to this Agreement, the respective accession document shall, if required, also include a limitation language.

12    First Ranking Pledges and Second ranking pledges
The Parties hereto agree that (i) the entering into and performance of the [First/Second] Ranking Pledge Agreement and/ or any other pledge agreements to be created under or as permitted by the Loan Documents and/ or the First Lien Notes Documents from time to time, (ii) the creation of any pledges under such agreements and (iii) the fulfilment of any obligations under any such pledge agreement shall not constitute any breach of any representations, warranties, undertakings or any other obligations under this Agreement and shall not trigger any information obligation or other obligation of the Pledgor to take any action under this Agreement.
13    Duration and independence

This Agreement shall remain in full force and effect and shall create a continuing security which is independent from any other security or guarantee which may have been or will be given to the Pledgee.
14    Partial invalidity; waiver; amendments; miscellaneous

14.    If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any relevant jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid or unenforceable provision shall be deemed replaced by such valid, legal or enforceable provision which comes as close as possible to the original intent of the Parties and the invalid, illegal or unenforceable provision. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.
14.2    No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy hereunder shall operate as a waiver thereof or constitute an election to affirm this Agreement. No election to affirm this Agreement on the part of the Pledgee shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.
14.3    This Agreement may be amended, modified or waived only in writing in an agreement signed by the Pledgee. This also applies to this Clause 14.3.
14.4    This Agreement constitutes the entire agreement of the Parties hereto with regard to the Pledges and supersedes all oral, written or other type of agreements in respect thereof.
14.5    The provisions of the Intercreditor Agreement shall apply to this agreement provided that in the event of any conflict between the provisions of this Agreement and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall prevail, subject to any German property law provision (Sachenrecht).
15    Notices
All notices and communications under or in connection with this Agreement shall be in accordance with section 10.02 (Notices, Etc.) of the ABL Credit Agreement.

16    Indemnity
The Pledgor shall indemnify the Pledgee in accordance with section 10.04 (Costs and Expenses) of the ABL Credit Agreement.
17    Costs and expenses

The Pledgor shall bear all costs, charges, fees and expenses (including legal fees) incurred in connection with the preparation, execution, amendments and enforcement of this agreement in accordance with section 10.04 (Costs and Expenses) of the ABL Credit Agreement.
18    Conclusion of this Agreement (Vertragsabschluss)
18.1    This Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts each of which, when so executed and delivered, shall be an original but all the counterparts shall together constitute one and the same instrument.

18.2    The Parties to this Agreement may choose to conclude this Agreement by an exchange of signed execution pages, transmitted by means of telecommunication (telekommunikative Übermittlung) by way of fax or attached as an electronic photocopy (pdf., tif., etc.) to electronic mail.
18.3    If the Parties to this Agreement choose to conclude this Agreement in accordance with Clause 18.2 above, they will transmit the signed execution pages of this Agreement to Norton Rose Fulbright LLP for the attention of Annemary Ceselj/ Rosi Casarino (with e-mail address annemary.ceselj@nortonrosefulbright.com/ rosi.casarino@nortonrosefulbright.com) (each, a Recipient). The Agreement will be considered concluded once a Recipient has actually received the signed execution pages (Zugang der Unterschriftsseiten) from all Parties to this Agreement and at the time of the receipt of the last outstanding execution page.
18.4    For the purposes of this Clause 18 (Conclusion of this Agreement (Vertragsabschluss)) only, the Parties to this Agreement appoint each Recipient as agent of receipt (Empfangsbote) and expressly allow (gestatten) each Recipient to collect the signed execution pages from all and for all Parties to this Agreement. For the avoidance of doubt, no Recipient will have further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic originals of the execution pages transmitted to it by means of telecommunication, the genuineness of all signatures on the original execution pages and the signing authority of the signatories.
19    Applicable law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by German law.
20    Jurisdiction

20.1    The courts of Frankfurt am Main, Germany have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (Dispute).
20.2    The Parties agree that the courts of Frankfurt am Main, Germany are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
20.3    This Clause 20 (Jurisdiction) is for the benefit of the Pledgee only. As a result, the Pledgee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Pledgee may take concurrent proceedings in any number of jurisdictions.

Schedule 1
Designs

Design/Application	Registration/Application-No. (if applicable)	Description

Schedule 2
Patents

Patent/Application	Registration/Application-No. (if applicable)	Description and Inventor

Schedule 3
Trademarks

Trademark/Application	Registration/Application-No. (if applicable)	Description and Classes according to Nice classification

Schedule 4
Utility Models

Utility Model/Application	Registration/Application-No. (if applicable)	Description and Inventor

Schedule 5
Utility Models

Kind of Know How	Description (including physical evidence)

Schedule 6
Other IP Rights

Kind of IP Right	Description

Schedule 7
Licenses granted by the Pledgor

License	Name and Address of Licensee	Description including type of license, duration and termination

THIS INTELLECTUAL PROPERTY RIGHTS PLEDGE AGREEMENT has been entered into on the date stated at the beginning by

Varex Imaging Deutschland AG
as Pledgor

By:    _____________________________
    Name:    ___________________
    Title:        ___________________

[     ]
as Collateral Agent and Pledgee

By:    _____________________________
    Name:    ___________________
    Title:        ___________________